INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT
----------------------------

(TO PROSPECTUS DATED AUGUST 31, 1998)

                        12,000,000 PREFERRED SECURITIES
   [LOGO]
                     RJR NABISCO HOLDINGS CAPITAL TRUST II
           % TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM-")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                           RJR NABISCO HOLDINGS CORP.
                             ---------------------
    The   % Trust Originated Preferred Securities (the "Preferred Securities")
offered hereby represent undivided beneficial interests in the assets of RJR Nabisco Holdings Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the
proceeds thereof in an equivalent amount of    % Junior Subordinated Debentures
due 2047 ("Junior Subordinated Debentures") of Holdings.
                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE S-4 FOR A DISCUSSION OF CERTAIN RISK FACTORS RELATING TO THE PREFERRED SECURITIES THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES MAY BE DEFERRED AND RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    Application will be made to list the Preferred Securities on the New York Stock Exchange, Inc. (the "NYSE"). If so approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                         ------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
               RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                             INITIAL PUBLIC       UNDERWRITING      PROCEEDS TO THE
                                                           OFFERING PRICE(1)      DISCOUNT(2)        TRUST(1)(3)(4)
Per Preferred Security...................................        $25.00               (3)                $25.00
Total(5).................................................     $300,000,000            (3)             $300,000,000

(1) Plus accrued distributions, if any, from September    , 1998.

(2) Holdings and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Junior Subordinated Debentures, Holdings has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds,
    $         per Preferred Security (or $         in the aggregate).

(4) Expenses of the offering which are payable by Holdings are estimated to be $250,000.

(5) The Trust has granted to the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 1,800,000 additional Preferred Securities at the Initial Public Offering Price, solely to cover over-allotments, if any. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Discount and Proceeds to the
    Trust will be $345,000,000, $         and $345,000,000, respectively.
                         ------------------------------

    The Preferred Securities are offered by the several Underwriters, as specified herein, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Preferred Securities will be made through the book-entry facilities of The Depository Trust Company on or about September
  , 1998 against payment therefor in immediately available funds.
                         ------------------------------
MERRILL LYNCH & CO.
            GOLDMAN, SACHS & CO.
                         MORGAN STANLEY DEAN WITTER
                                      PAINEWEBBER INCORPORATED
                                                 PRUDENTIAL SECURITIES
                                                 INCORPORATED
                                                           SALOMON SMITH BARNEY

      ABN AMRO INCORPORATED     BT ALEX. BROWN     BEAR, STEARNS & CO. INC.
CIBC OPPENHEIMER   CHASE SECURITIES   CREDIT SUISSE FIRST BOSTON  A.G. EDWARDS &
                                   SONS, INC.
                         ------------------------------

         The date of this Prospectus Supplement is September   , 1998.

-SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(CONTINUED FROM PREVIOUS PAGE)

    The Preferred Securities and the Common Securities will rank PARI PASSU with each other and will have equivalent terms; PROVIDED that (i) if a Declaration Event of Default (as defined herein) occurs and is continuing, the holders of Preferred Securities will have a priority over holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common Securities will have the exclusive right (subject to the terms of the Declaration) to appoint, replace or remove Trustees (as defined in the accompanying Prospectus) and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee (as defined in the accompanying Prospectus) upon the occurrence of certain events described herein.

    Holders of the Preferred Securities will be entitled to receive cumulative
cash distributions at an annual rate of    % of the liquidation amount of $25
per Preferred Security, accruing from September   , 1998 and payable quarterly
in arrears on the   th day of         ,         ,         and         of each
year, commencing on         , 1998 ("distributions"). Cash distributions in
arrears for more than one quarter will accumulate at the rate per annum of   %,
compounded quarterly (to the extent permitted by applicable law). The term "distributions" as used herein includes such cash distributions and any such accumulations unless otherwise stated. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, including as a result of Holdings' election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as Holdings shall not be in default in the payment of interest on the Junior Subordinated Debentures, Holdings shall have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"). No interest shall be due and payable during an Extension Period and, as a consequence, distributions on the Trust Securities will also be deferred, but at the end of such Extension Period, Holdings shall pay all interest then accrued and unpaid on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). All references herein to interest shall include Compounded Interest unless otherwise stated. There could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. During any such Extension Period, Holdings may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including its ESOP Convertible Preferred Stock in accordance with the terms of such stock. See "Risk Factors--Option to Extend Interest Payment Period; Tax Impact of Extension," "Certain Terms of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period."

    The payment of distributions out of funds held by the Trust and payments on liquidation of the Trust and the redemption of Preferred Securities, as set forth below, are guaranteed by Holdings on a subordinated basis as and to the extent described herein (the "Guarantee"). See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets (to the extent allocable to the Preferred Securities). The obligations of Holdings under the Junior Subordinated Debentures and under the Guarantee are unsecured and rank (i) subordinate and junior in right of payment to any Senior Indebtedness of Holdings; (ii) senior in right of payment to all capital stock and guarantees thereof issued by Holdings; (iii) in the case of Junior Subordinated Debentures, PARI PASSU in right of payment with debt securities issued by Holdings to other Financing Entities (as defined in the accompanying Prospectus); and (iv) in the case of the Guarantee, PARI PASSU in right of payment with guarantees by Holdings of preferred securities of other Financing Entities. The Junior Subordinated Debentures and the other debt securities issued by Holdings to Financing Entities rank senior in right of payment to the Guarantee and to other guarantees issued by Holdings of the preferred securities of other Financing Entities.

    The Junior Subordinated Debentures are redeemable by Holdings (in whole or
in part) from time to time, on or after September   , 2003 or at any time in
certain circumstances upon the occurrence of a Tax Event (as defined herein). If Holdings redeems Junior Subordinated Debentures, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Debentures. The Junior Subordinated Debentures mature on
September   , 2047. In addition, upon the occurrence of a Special Event (as defined herein), unless the Junior Subordinated Debentures are redeemed in the limited circumstances described herein, the Trust shall be dissolved with the result that the Junior Subordinated Debentures will be distributed to the holders of the Trust Securities in exchange therefor in lieu of any cash distribution. Holdings will also have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in exchange therefor in liquidation of the Trust. If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, Holdings will use its best efforts to have the Junior Subordinated Debentures listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities" in the accompanying Prospectus.

    In the event of the voluntary or involuntary dissolution of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, after satisfaction of liabilities to creditors of the Trust, a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, unless in connection with such dissolution, after satisfaction of liabilities to creditors of the Trust, the Junior Subordinated Debentures are distributed to the holders of the Trust Securities. See "Description of the Preferred Securities-- Liquidation Distribution Upon Dissolution."

    The Preferred Securities initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Preferred Securities--Book Entry; Delivery and Form."
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING STABILIZING BIDS, SYNDICATE COVERAGE TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

    The information in this Prospectus Supplement supplements (and to the extent inconsistent therewith, supersedes), and should be read in conjunction with, the information contained in the accompanying Prospectus. As used herein, (i) the "Indenture" means the Indenture, dated as of September 21, 1995, as amended and supplemented from time to time, between Holdings and The Bank of New York, as trustee (the "Debenture Trustee"), and (ii) the "Declaration" means the Amended and Restated Declaration of Trust relating to the Trust among Holdings, as sponsor, The Bank of New York, as institutional trustee (the "Institutional Trustee"), The Bank of New York (Delaware), as Delaware trustee (the "Delaware Trustee"), the Regular Trustees named therein (collectively, with the Institutional Trustee and Delaware Trustee, the "Trustees") and the holders of the Preferred Securities. Each of the other capitalized terms used in this Prospectus Supplement and not otherwise defined in this Prospectus Supplement has the meaning set forth in the accompanying Prospectus.

                            ------------------------

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. IN ADDITION, BECAUSE HOLDERS OF PREFERRED SECURITIES MAY RECEIVE JUNIOR SUBORDINATED DEBENTURES IN EXCHANGE THEREFOR UPON LIQUIDATION OF THE TRUST, PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES ARE ALSO MAKING AN INVESTMENT DECISION WITH REGARD TO THE JUNIOR SUBORDINATED DEBENTURES AND SHOULD CAREFULLY REVIEW ALL THE INFORMATION REGARDING THE JUNIOR SUBORDINATED DEBENTURES CONTAINED HEREIN AND IN THE PROSPECTUS SUPPLEMENT.

RANKING OF JUNIOR SUBORDINATED DEBENTURES AND GUARANTEE

    The obligations of Holdings under the Junior Subordinated Debentures and under the Guarantee are unsecured and rank (i) subordinate and junior in right of payment to any Senior Indebtedness of Holdings; (ii) senior in right of payment to all capital stock and guarantees thereof issued by Holdings; (iii) in the case of the Junior Subordinated Debentures, PARI PASSU in right of payment with debt securities issued by Holdings to other Financing Entities (as defined in the accompanying Prospectus); and (iv) in the case of the Guarantee, PARI PASSU in right of payment with guarantees by Holdings of preferred securities of other Financing Entities. The Junior Subordinated Debentures and the other debt securities issued by Holdings to Financing Entities rank senior in right of payment to the Guarantee and to other guarantees by Holdings of the preferred securities of other Financing Entities.

    As of June 30, 1998, Holdings, on an unconsolidated basis, had no Senior Indebtedness other than guarantees issued pursuant to its principal credit facilities, which provide for aggregate borrowings of up to approximately $2.36 billion. As of June 30, 1998, the only outstanding amounts owed under these credit facilities were for accrued and unpaid facility and similar fees. Holdings' other indebtedness consisted of PARI PASSU junior subordinated debentures issued to RJR Nabisco Holdings Capital Trust I ("Trust I") with a face principal amount of approximately $978 million and the related guarantee of Trust I's obligations under its 10% Trust Originated Preferred Securities (the "10% Preferred Securities"). As of the same date, the subsidiaries of Holdings had additional indebtedness of approximately $10.04 billion. See "Capitalization of Holdings." The Junior Subordinated Debentures and the Guarantee are effectively subordinated to the indebtedness of Holdings' subsidiaries as well as to all of their other existing and future liabilities, including liabilities incurred in the ordinary course of business such as trade payables, except to the extent that Holdings is recognized as their creditor.

    The terms of the Preferred Securities, the Junior Subordinated Debentures and the Guarantee do not limit Holdings' ability to incur additional indebtedness, including Senior Indebtedness or indebtedness that ranks PARI PASSU with the Junior Subordinated Debentures and the Guarantee, or the ability of its subsidiaries to incur additional indebtedness on a secured or unsecured basis. See "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities--Subordination" in the accompanying Prospectus.

TRUST DISTRIBUTIONS DEPENDENT ON HOLDINGS' PAYMENTS ON JUNIOR SUBORDINATED
  DEBENTURES

    The Trust's ability to make distributions and other payments on the Preferred Securities is solely dependent upon Holdings making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If Holdings were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of Holdings' election to defer the payment of interest on the Junior Subordinated Debentures, the Trust would not make payments on the Trust Securities. In such an event, holders of the Preferred Securities would not be able to rely on the Guarantee, since distributions and other payments on the Preferred Securities are subject to the Guarantee only if and to the extent that Holdings has made a payment to the Trust of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights against Holdings pursuant to the terms of the Indenture and may vote to appoint a Special Regular Trustee. However, if the Trust's failure to make distributions on the Preferred Securities is a consequence of Holdings' exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Institutional Trustee will have no right to enforce the payment of distributions on the Preferred Securities until an event of default under the Declaration (a "Declaration Event of Default") shall have occurred; PROVIDED that to the extent the extension is for more than six distribution periods, holders may vote to appoint a Special Regular Trustee.

    The Declaration provides that Holdings shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. No assurance can be given that Holdings will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX IMPACT OF EXTENSION

    So long as Holdings shall not be in default in the payment of interest on the Junior Subordinated Debentures, Holdings has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarterly interest periods, during which no interest shall be due and payable; PROVIDED that no Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. During any such Extension Period, quarterly interest payments on the Junior Subordinated Debentures would not be made by Holdings
(but would continue to accrue with interest thereon at the rate of    % per
annum, compounded quarterly, to the extent permitted by applicable law) and distributions on the Preferred Securities would continue to accumulate. If Holdings exercises the right to extend an interest payment period, Holdings may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including ESOP Convertible Preferred Stock, in accordance with the terms of such stock.

    Prior to the termination of any Extension Period, Holdings may further extend such Extension Period; PROVIDED that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Holdings may commence a new Extension Period, subject to the above requirements. Holdings may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "Description of the Preferred Securities--Distributions" and "Certain Terms of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

    Should an Extension Period occur, the Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of Preferred Securities will be required to include their PRO RATA share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

    As described above, Holdings has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for periods not exceeding 20 consecutive quarterly interest periods. Holdings has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, if Holdings determines to extend an interest payment period, or if Holdings thereafter extends an Extension Period as described above, the market price of the Preferred Securities is likely to be adversely affected. In addition, as a result of such rights, the market price of the Preferred Securities (which represent an undivided interest in Junior Subordinated Debentures) may be more volatile than other securities that do not have such rights. A holder that disposes of its Preferred Securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Preferred Securities. See "Certain Terms of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

LACK OF ESTABLISHED TRADING MARKET FOR PREFERRED SECURITIES

    The Preferred Securities constitute a new issue of securities with no established trading market. While an application for listing of the Preferred Securities on the NYSE will be filed, there can be no assurance that an active market for the Preferred Securities will develop or be sustained in the future on such exchange. Although the Underwriters have indicated to Holdings and the Trust that they intend to make a market in the Preferred Securities as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities.

TAX EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    Upon the occurrence of a Tax Event, in certain circumstances, Holdings shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem Preferred Securities and Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. Upon the occurrence of a Tax Event or Investment Company Event, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described above, the Trust shall be dissolved and the Junior Subordinated Debentures shall be distributed to the holders of the Trust Securities in exchange therefor in lieu of any cash distribution. In addition, Holdings has the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

    There can be no assurance as to the market prices for Preferred Securities or the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities--General" in the accompanying Prospectus.

    A petition was recently filed in the United States Tax Court as a result of a challenge by the Internal Revenue Service (the "IRS") of the petitioner's treatment as indebtedness of a loan issued in circumstances with certain similarities to the issuance of the Junior Subordinated Debentures. If this matter is in fact litigated and the Tax Court were to sustain the IRS's position, such judicial decision could constitute a Tax Event which could result in an early redemption of the Preferred Securities.

    Under current United States federal income tax law, a distribution of the Junior Subordinated Debentures would not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Trust could be a taxable event to the Trust and the holders of the Preferred Securities.

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and, subject to the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as defined herein), will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the Common Securities.

EXPOSURE TO TOBACCO-RELATED LITIGATION

    Various legal actions, proceedings and claims are pending or may be instituted against R.J. Reynolds Tobacco Company ("RJRT") or its affiliates (including, with increasing frequency, RJR Nabisco, Inc. ("RJRN") and Holdings) or indemnitees, including those claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of or exposure to RJRT's tobacco products. The plaintiffs in these actions seek recovery on a variety of legal theories, including strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, Racketeer Influenced and Corrupt Organization Act ("RICO"), indemnity, medical monitoring and common law public nuisance. Punitive damages, often in amounts ranging into the hundreds of millions, or even billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages. As of August 7, 1998, twelve of the 580 active cases in the United States involved alleged non-smokers claiming injuries purportedly resulting from exposure to environmental tobacco smoke. Fifty-seven of these cases purport to be class actions brought on behalf of thousands of individuals. Purported classes include individuals claiming to be addicted to cigarettes, individuals and their estates claiming illness and death from cigarette smoking, purchasers of cigarettes claiming to have been defrauded and seeking to recover their costs, and Blue Cross/Blue Shield subscribers seeking reimbursement for premiums paid. One hundred twenty-four of the active cases seek, INTER ALIA, recovery of the cost of Medicaid payments or other health-related costs paid for treatment of individuals suffering from diseases or conditions allegedly related to tobacco use. Eight, brought by entities administering asbestos liability, seek contribution for settlement costs.

    Among the health care cost recovery suits, 43 were brought by states, four of which have now been settled, through their attorneys general and/or other state agencies. Some of these cases also seek injunctive relief and treble damages for state and/or federal antitrust law and RICO violations. Certain of the actions also seek statutory penalties and other forms of relief under state consumer protection and antitrust statutes. On August 7, 1998, there were 39 such cases pending in the following states, commonwealths or territories:
Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Georgia, Hawaii,

Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Marshall Islands, Maryland, Massachusetts, Michigan, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Utah, Vermont, Washington, West Virginia and Wisconsin. In addition to the 39 pending actions brought by the various attorneys general, 84 pending actions advancing similar theories have been brought by private attorneys and/or local officials purportedly on behalf of the citizens of certain states, counties and/or cities, union health and welfare funds, a university and five native American tribes. Sixty-three of these cases have been brought by health and welfare funds and similar entities.

    As of August 7, 1998, there were six cases scheduled for trial in 1998 against RJRT alleging injuries relating to tobacco, of which one is a Florida class action in which jury selection is in progress and one is an attorney general case in the State of Washington, which is scheduled for trial on September 14, 1998. Although trial schedules are subject to change and many cases are dismissed before trial, it is likely that there will be an increased number of tobacco cases, involving claims for possibly billions of dollars, against RJRT and RJRN coming to trial as compared to prior years when trials in these cases were infrequent. RJRT is also aware of certain grand jury investigations being conducted in New York and Washington, D.C. which relate to the cigarette business.

    Six cases have been settled, including four attorney general cases, since June 1997: the attorney general cases in Mississippi, Florida, Texas and Minnesota, a class action in Florida and an unfair trade practices case in California. Holdings accrued $312 million in the first quarter of 1998 for its share of all fixed and determinable portions of its obligations related to the Minnesota settlements and other settlement related costs. In the second quarter of 1998, Holdings accrued $145 million related to additional "initial payments" expected to be made under the settlement agreements and advances toward the fees of private counsel. Total estimated cash payments in 1998 for all attorney general agreements and related fee payment agreements will be approximately $600 million, of which $80 million had been paid as of June 30, 1998.

    Since early 1997, RJRT and other tobacco companies have been seeking collective resolution of the litigation and regulatory issues concerning tobacco. An initial agreement with attorneys general and certain plaintiffs' lawyers (the "June 20th Agreement"), signed in 1997, required the enactment of federal legislation, which has not occurred. RJRN had expected that implementation of the June 20th Agreement would increase the costs and reduce the consumption of RJRT's tobacco products in the United States. In particular, the substantial price increases necessary to fund payments of the magnitude contemplated by the June 20th Agreement were projected to have the effect of reducing domestic industry cigarette volumes by up to 45% over 10 years depending on the assumptions used. Such volume reductions would likely have had a significant negative effect on the business of RJRT and the stated financial position of Holdings, RJRN and RJRT.

    Congress may continue to consider various alternatives to the June 20th Agreement. Legislation or other resolutions that impose greater financial burdens and/or afford less litigation relief than the June 20th Agreement could have more severe effects on Holdings, RJRN and RJRT than those discussed above.

    There can be no assurance that the United States Congress will not enact legislation that could have material adverse effects on the cigarette industry. The financial effects of any such legislation would depend, among other things, on (i) the amount, timing and tax treatment of the payments actually required of RJRT by the legislation; (ii) the means used to finance these payments; (iii) whether or not litigation protection affording financial predictability is provided; (iv) the impact of increased cigarette prices, advertising restrictions and other aspects of the legislation on domestic cigarette consumption; (v) the effect of the legislation on the consumption of tobacco products and on the regulatory and litigation environment outside the United States; (vi) the effect, if any, on public attitudes toward smoking and the tobacco industry; and (vii) the impact on RJRT's competitive position in the tobacco industry.

    Holdings believes that passage of comprehensive federal legislation to resolve the litigation issues concerning tobacco is unlikely in the near future. Consequently, RJRT has considered and will continue to consider one or more alternative approaches, including settlement of one or more of the pending suits filed by the state attorneys general. In particular, over the past several months, RJRT and certain other domestic tobacco companies have participated from time to time in discussions with certain state attorneys general with respect to a possible settlement of the attorney general cases. Although Holdings understands that these talks are ongoing, RJRT is not currently participating in these talks. There can be no assurance that there will be any settlement of any or all such attorney general cases or that, if there is such a settlement, RJRT will agree to participate in any such settlement.

    Litigation is subject to many uncertainties, and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against RJRT or its affiliates (including RJRN and Holdings) or indemnitees. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if such rulings are not final, could adversely affect the litigation against RJRT or its affiliates or indemnitees and could encourage an increase in the number of such claims. There have been a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking that have received wide media attention, including the various litigation settlements and the release and wide availability of various industry documents. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

    Although it is impossible to predict the outcome of such events on pending litigation and the rate at which new lawsuits are filed against RJRT, RJRN and Holdings, a significant increase in litigation and/or in adverse outcomes for tobacco defendants could have an adverse effect on any one or all of these entities. Each of RJRT, RJRN and Holdings believes that it has a number of valid defenses to any such actions, and intends to vigorously defend such actions. Holdings and RJRN believe that, notwithstanding the quality of defenses available to them and RJRT in litigation matters, it is possible that the results of operations or cash flows of Holdings or RJRN in particular quarterly or annual periods or the financial condition of Holdings and RJRN could be materially affected by the ultimate outcome of certain pending litigation matters (including litigation and settlement costs). Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

    For an additional discussion of legislation and litigation relating to the cigarette industry and RJRT, see Holdings' 10-K for the fiscal year ended December 31, 1997 under "Business--Tobacco--Legislation and Other Matters Affecting the Cigarette Industry" and "--Litigation Affecting the Cigarette Industry" and Holdings' 10-Q for the quarter ended June 30, 1998 under " --Notes to the Consolidated Condensed Financial Statements--Note 4--Contingencies" and "--Part II--Other Information--Item 1--Legal Proceedings", each of which is incorporated herein by reference. See also, Holdings' filings on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1997 and on Form 8-K dated January 16, 1998 and August 25, 1997. For information concerning certain recent developments, see "Recent Developments" below.

ASIAN AND RUSSIAN COUNTRY RISK

    RJRT has subsidiaries that own and operate cigarette manufacturing facilities and/or sell cigarettes in Russia and various countries in Asia. These subsidiaries have contributed significant growth to RJRT's international business. Management believes that the current volatility of financial markets and political uncertainty in Russia and certain countries in Asia could have an adverse impact on the operations of these subsidiaries and possibly reduce the market for RJRT's cigarettes in these countries. At this time, it is impossible to predict the short or long-term impact of either these financial developments or the uncertain political environment in Russia and these Asian countries, but they could have a material adverse effect on RJRT's international business.

LEVERAGE AND DEBT SERVICE

    Holdings, together with its subsidiaries, had, at June 30, 1998, a ratio of consolidated total debt to total stockholders' equity of 1.21 to 1.

    The consolidated indebtedness and consolidated debt-to-equity ratios of Holdings and its subsidiaries may have the effect, generally, of restricting the flexibility of Holdings and its subsidiaries in responding to changing business and economic conditions insofar as they affect the financial condition and financing requirements of Holdings and its subsidiaries. Moreover, the terms of certain indebtedness of Holdings and its subsidiaries impose significant operating and financial restrictions on Holdings and its subsidiaries. These restrictions limit their ability to incur indebtedness, pay dividends, engage in transactions with stockholders and affiliates, create liens, sell or dispose of certain assets and certain subsidiaries' stock and engage in certain mergers or consolidations.

HOLDING COMPANY STRUCTURE

    Holdings' cash flow and consequent ability to meet its obligations under its indebtedness, including the Junior Subordinated Debentures, are substantially dependent upon the earnings and cash flow available after debt service of RJRN and the availability of such earnings and cash flows to Holdings by way of dividends, distributions, loans and other advances.

                              RECENT DEVELOPMENTS

    In August 1996, the U.S. Food and Drug Administration (the "FDA") asserted jurisdiction over cigarettes and certain other tobacco products by declaring such products to be medical devices and adopting regulations, first proposed in 1995, on the advertising, promotion and sale of cigarettes. Implementation of most of these regulations, which prohibit or impose stringent limits on a broad range of sales and marketing practices, was stayed pending the outcome of litigation challenging the FDA's authority to issue the regulations. On August 14, 1998, the United States Court of Appeals for the Fourth Circuit effectively invalidated the FDA regulations on the ground that the FDA lacks statutory authority to regulate cigarettes as commonly marketed. The Court of Appeals' decision is likely to be further appealed, and RJRT is unable to predict the outcome of this litigation. If the FDA regulations are ultimately upheld and become effective, or if Congress specifically authorizes the FDA to promulgate such regulations, they could have an adverse effect on cigarette sales and RJRT.

    In August 1998, a federal district court vacated a determination by the U.S. Environmental Protection Agency ("EPA") that environmental tobacco smoke was a human carcinogen on the grounds that the EPA had exceeded its authority and had failed to satisfy applicable procedural requirements. The EPA has announced its intention to appeal this decision and RJRT is unable to predict the ultimate outcome of this litigation.

    Since August 7, 1998, there have been 41 new cases filed against RJRT, of which 27 were individual cases filed by a single law firm in West Virginia. All but one of the other new cases are also individual actions. Since that same date, five cases against RJRT have been dismissed. As a result of these developments, there are currently 616 cases pending against RJRT.

                                    HOLDINGS

    The operating subsidiaries of Holdings, owned through its wholly owned subsidiary, RJRN, comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by RJRT, a wholly owned subsidiary of RJRN and the second largest manufacturer of cigarettes, and the food business is conducted by Nabisco Holdings Corp. ("Nabisco Holdings") through its wholly owned subsidiary, Nabisco, Inc. ("Nabisco"), the largest manufacturer and marketer of cookies and crackers. RJRN owns approximately 80.6% of the economic interest and approximately 97.6% of the voting power of Nabisco Holdings. Tobacco operations outside the United States are conducted by R. J. Reynolds International B.V. ("Reynolds International") and food operations outside the United States are conducted by Nabisco International and Nabisco Ltd, subsidiaries of Nabisco. RJRT's and Reynolds International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

TOBACCO

    RJRT's largest selling cigarette brands in the United States include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. RJRT's other cigarette brands, including MONARCH, MORE, NOW, CENTURY, STERLING and MAGNA, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. Reynolds International operates in over 170 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market.

FOOD

    Nabisco is one of the largest food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, SNACKWELL'S, NEWTONS, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE and CREAM OF WHEAT. Nabisco International is a leading producer of biscuits, powdered dessert and drink mixes, baking powder, pasta, juices, milk products and other grocery items, as well as industrial yeast and baking ingredients, in many of the 17 Latin American countries in which it has operations. Nabisco Ltd, which conducts Nabisco's Canadian operations through a biscuit division, a grocery division and a food service division is that country's largest cookie and cracker business and one of its leading producers of canned fruits, canned vegetables, fruit juice and drinks and pet snacks.

                     RJR NABISCO HOLDINGS CAPITAL TRUST II

    RJR Nabisco Holdings Capital Trust II is a statutory business trust formed on August 6, 1998 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust among the Trustees and Holdings and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration"), as of the date the Preferred Securities are initially issued. The form of the Declaration has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration is qualified under the Trust Indenture Act of 1939, as amended (the Trust Indenture Act"). Upon issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities. Holdings will acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities. The Trust exists for the purpose of (a) issuing its Trust Securities for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary and incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Junior Subordinated Debentures. In the Declaration, Holdings has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 was derived from the unaudited consolidated condensed financial statements of Holdings (the "Consolidated Condensed Financial Statements") incorporated herein by reference. The summary consolidated financial data presented below as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 was derived from the consolidated financial statements of Holdings (the "Consolidated Financial Statements") incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the consolidated financial data presented below as of December 31, 1995, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994 was derived from the audited consolidated financial statements of Holdings as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993, not incorporated herein by reference. The data should be read in conjunction with the Consolidated Condensed Financial Statements and the Consolidated Financial Statements incorporated herein by reference.

                                                    SIX MONTHS
                                                  ENDED JUNE 30,                   YEARS ENDED DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1998       1997       1997       1996       1995       1994       1993
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
  Net sales(1)...............................  $   8,239  $   8,065  $  17,057  $  17,063  $  16,008  $  15,366  $  15,104
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Cost of products sold......................      3,710      3,674      7,847      7,973      7,468      6,977      6,640
  Selling, advertising, administrative and
    general expenses.........................      3,015      2,704      5,881      5,774      5,412      5,210      5,731
  Tobacco settlement expense.................        457         --        359         --         --         --         --
  Amortization of trademarks and goodwill....        316        318        634        636        636        629        625
  Restructuring expense......................        406         --        301        428        154         --        730
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income.........................        335      1,369      2,035      2,252      2,338      2,550      1,378
  Interest and debt expense..................       (449)      (463)      (912)      (927)      (899)    (1,065)    (1,209)
  Other income (expense), net(2).............        (63)       (76)      (107)      (126)      (173)      (110)       (58)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes........       (177)       830      1,016      1,199      1,266      1,375        111
  Provision for income taxes.................          1        341        530        585        580        611        114
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before minority interest in
      income of Nabisco Holdings.............       (178)       489        486        614        686        764         (3)
    Minority interest in income of Nabisco
      Holdings...............................        (28)        33         84          3         59         --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before extraordinary item..       (150)       456        402        611        627        764         (3)
  Extraordinary item--(loss) gain on early
    extinguishments of debt, net of income
    taxes....................................         --         --        (21)        --        (16)      (245)      (142)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..........................       (150)       456        381        611        611        519       (145)
  Preferred stock dividends..................         22         22         44         43        110        131         68
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) applicable to common
    stock....................................  $    (172) $     434  $     337  $     568  $     501  $     388  $    (213)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA
  Basic income (loss) per share before
    extraordinary item.......................  $    (.53) $    1.34  $    1.11  $    1.75  $    1.59  $    2.07  $   (0.26)
  Diluted income (loss) per share before
    extraordinary item.......................  $    (.53) $    1.33  $    1.09  $    1.74  $    1.58  $    2.06  $   (0.26)
  Average number of common and common
    equivalent shares outstanding (in
    thousands)...............................
    Basic....................................    323,828    323,821    323,787    324,917    325,476    305,142    269,839
    Diluted..................................    323,828    325,237    325,318    325,947    326,235    306,756    269,839
  Dividends per share of common stock........  $   1.025  $   1.025  $    2.05  $    1.85  $    1.50         --         --
  Dividends per share of Series A convertible
    preferred stock(3).......................         --         --         --         --         --  $    2.92  $    3.34
  Dividends per share of Series C convertible
    preferred stock(4).......................         --  $    2.25  $    2.25  $    6.01  $    6.01  $    3.94         --
                                                                                                               (CONTINUED)

                                                    SIX MONTHS
                                                  ENDED JUNE 30,                   YEARS ENDED DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1998       1997       1997       1996       1995       1994       1993
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CASH FLOW DATA
  Dividends paid on common and preferred
    stock....................................  $     373  $     383  $     755  $     716  $     598  $     395  $     241
  Capital expenditures.......................  $     296  $     308  $     763  $     741  $     744  $     670  $     615
OTHER DATA
  Ratio of earnings to combined fixed charges
    and preferred stock dividends(5).........         --                   1.6        1.7        1.5        1.4         --
  Deficiency in the coverage of combined
    fixed charges and preferred stock
    dividends by earnings before fixed
    charges(5)...............................  $     171                    --         --         --         --  $     266
BALANCE SHEET DATA (AT END OF PERIODS)
  Working capital (deficiency)(6)............  $     225             $     480  $     445  $     436  $  (1,231) $     202
  Total assets...............................     30,245                30,678     31,289     31,518     31,408     31,295
  Total debt.................................     10,043                 9,850      9,928      9,847     11,149     12,448
  Mandatorily redeemable preferred
    securities...............................        953                   953        954        954         --         --
  Stockholders' equity.......................      9,112                 9,631     10,148     10,329     10,908      9,070

--------------------------
(1) Net sales exclude excise taxes of $1.671 billion and $1.731 billion for the six months ended June 30, 1998 and 1997, respectively, and $3.599 billion, $3.852 billion, $3.832 billion, $3.578 billion and $3.757 billion for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) During 1995, RJRN and Nabisco completed a debt exchange which resulted in a charge of $103 million ($67 million after tax) for fees and expenses incurred.

(3) During 1994, the Series A preferred stock converted into 42,000,000 shares of common stock.

(4) During 1997, the Series C preferred stock converted into 53,350,000 shares of common stock.

(5) For purposes of these computations, earnings consist of income before income taxes and fixed charges less minority interest in the pre-tax income of Nabisco Holdings. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, capitalized interest and that portion of operating rental expense representative of the interest factor. Also, for purposes of these computations, preferred stock dividends have been increased to present the equivalent pre-tax amount, as applicable.

(6) Working capital (deficiency) at December 31, 1994 included $1.35 billion of borrowings under the Nabisco 1994 Credit Agreement, a substantial portion of which was used in connection with the refinancing of certain debt. On January 26, 1995, such borrowings were substantially reduced through the application of approximately $1.2 billion of net proceeds received from the initial public offering of 51,750,000 shares of Nabisco Holdings Class A Common Stock.

   See Notes to Consolidated Financial Statements and Consolidated Condensed
                             Financial Statements.

                           CAPITALIZATION OF HOLDINGS

    The following table sets forth the unaudited consolidated capitalization of Holdings at June 30, 1998, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Preferred Securities (assuming no exercise of the Underwriters' over-allotment option). See "Use of Proceeds." The table should be read in conjunction with Holdings' consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                              JUNE 30, 1998
                                                                                         ------------------------
                                                                                         HISTORICAL   AS ADJUSTED
                                                                                         -----------  -----------

                                                                                              (IN MILLIONS)
Current liabilities:
  Short-term borrowings................................................................  $       499   $     499
  Accounts payable and accrued liabilities.............................................        3,528       3,528
  Current maturities of long-term debt.................................................          222         222
  Income taxes accrued.................................................................          212         212
                                                                                         -----------  -----------
    TOTAL CURRENT LIABILITIES..........................................................        4,461       4,461
                                                                                         -----------  -----------
Long-term debt (less current maturities)...............................................        9,322       9,322
Minority interest in Nabisco Holdings..................................................          761         761
Other noncurrent liabilities...........................................................        2,272       2,272
Deferred income taxes..................................................................        3,364       3,364
Commitments and contingencies
Holdings' obligated mandatorily redeemable preferred securities of RJR Nabisco Holdings
  Capital Trust I(1)...................................................................          953         953
Holdings' obligated mandatorily redeemable preferred securities of RJR Nabisco Holdings
  Capital Trust II(2)..................................................................           --         300
Stockholders' equity:
  Other preferred stock................................................................          512         212
  Common stock (328,199,828 shares issued at June 30)..................................            3           3
  Paid-in capital......................................................................        9,199       9,199
  Retained earnings....................................................................           --          --
  Accumulated other comprehensive income...............................................         (422)       (422)
  Treasury stock, at cost..............................................................         (100)       (100)
  Other stockholders' equity...........................................................          (80)        (80)
                                                                                         -----------  -----------
    TOTAL STOCKHOLDERS' EQUITY.........................................................        9,112       8,812
                                                                                         -----------  -----------
        TOTAL CAPITALIZATION...........................................................  $    30,245   $  30,245
                                                                                         -----------  -----------
                                                                                         -----------  -----------

------------------------

(1) The sole asset of the RJR Nabisco Holdings Capital Trust I ("Trust I") is the 10% Junior Subordinated Debentures due 2044 (the "10% Junior Subordinated Debentures") of Holdings with a final maturity of December 31, 2044. Upon redemption of the 10% Junior Subordinated Debentures, the 10% Preferred Securities issued by Trust I will be mandatorily redeemed. The 10% Junior Subordinated Debentures are limited to an aggregate principal amount of $1.225 billion and bear interest at a rate of 10%. The payment of distributions out of moneys held by Trust I and payments on liquidation of Trust I and the redemption of 10% Preferred Securities are guaranteed by Holdings. The guarantee is a full and unconditional guarantee, but such guarantee covers distributions and other payments on the 10% Preferred Securities only if and to the extent that Holdings has made a payment of interest or principal on the 10% Junior Subordinated Debentures deposited in Trust I as trust assets.

(2) The sole asset of the Trust will be the Junior Subordinated Debentures of
    Holdings with a final maturity of September   , 2047. Upon redemption of the
    Junior Subordinated Debentures, the Preferred Securities will be mandatorily redeemed. The Junior Subordinated Debentures are limited to an aggregate
    principal amount of $         million and will bear interest at a rate of
      % from September   , 1998. The payment of distributions out of moneys held
    by the Trust and payments on liquidation of the Trust and the redemption of Preferred Securities are guaranteed by Holdings. See "Description of the Preferred Securities" and "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Securities, but the Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

                                USE OF PROCEEDS

    The proceeds of the sale of the Preferred Securities will be invested by the Trust in Junior Subordinated Debentures of Holdings. Holdings intends to use the proceeds from the issuance of such Junior Subordinated Debentures to redeem Holdings' outstanding Series B Cumulative Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock provides for preferential quarterly cash dividends at the rate of 9.25% per annum per share.

                      DESCRIPTION OF PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Bank of New York, as the Institutional Trustee, but not the other Trustees of the Trust, will act as the trustee for purposes of the Trust Indenture Act. The terms of the Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The description of the Preferred Securities and the Declaration set forth below summarizes the material terms thereof and is subject to, and qualified in its entirety by reference to, the Declaration, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Business Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Trust to issue the Preferred Securities and the Common Securities. All of the Common Securities will be owned, directly or indirectly, by Holdings. The Common Securities and the Preferred Securities will have equivalent terms except that (i) if a Declaration Event of Default occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Preferred Securities and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees (other than a Special Regular Trustee) and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as defined in the accompanying Prospectus). The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Preferred Securities and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. The payment of distributions out of moneys held by the Trust and payments on redemption of the Preferred Securities or liquidation of the Trust are guaranteed by Holdings on a subordinated basis as and to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Institutional Trustee will hold the Guarantee for the benefit of holders of the Preferred Securities. The Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment to the Institutional Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets (to the extent allocable to the Preferred Securities).

    The Declaration does not contain provisions which would afford the holders of the Preferred Securities protection in the event of a decline in Holdings' credit quality, including such a decline resulting from a change of control transaction, a highly leveraged transaction, an extraordinary dividend or other similar transactions involving Holdings.

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum
of    % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will accumulate at the rate per annum of %, compounded quarterly to the extent permitted by applicable law. The term "distributions" as used herein includes any such cash distributions and any such accumulation unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any partial month in any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month.

    Distributions on the Preferred Securities will be cumulative, will accrue from the date of original issuance of the Preferred Securities and, except as
otherwise described below, will be payable quarterly in arrears, on           ,
          , and           of each year, commencing on           , 1998, but only
if and to the extent that interest payments are made in respect of Junior Subordinated Debentures held by the Trust.

    So long as Holdings shall not be in default in the payment of interest on the Junior Subordinated Debentures, Holdings has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods and, as a consequence, quarterly distributions on the Preferred Securities would
not be made (but would continue to accumulate at the rate of    % per annum,
compounded quarterly, to the extent permitted by applicable law) by the Trust during any such Extension Period. If Holdings exercises the right to extend an interest payment period, Holdings may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto during such Extension Period; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including its ESOP Convertible Preferred Stock, in accordance with the terms of such stock. Prior to the termination of any such Extension Period, Holdings may further extend such Extension Period; PROVIDED that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Holdings may commence a new Extension Period, subject to the above requirements. Holdings may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures, PROVIDED that no Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. See "Certain Terms of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period." Payments of accrued distributions will be payable to holders of Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Institutional Trustee has cash on hand to permit such payment. The funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Trust in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "Description of the Junior Subordinated Debt Securities" in the accompanying Prospectus. If Holdings does not make interest payments on the Junior Subordinated Debentures, the Trust will not make distributions on the Preferred Securities. Under the Declaration, if and to the extent Holdings does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Trust is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the Preferred Securities is guaranteed by Holdings on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment to the Trust of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets (to the extent allocable to the Preferred Securities). As used in this Prospectus Supplement the term "Pro Rata Basis" shall mean PRO RATA to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, a Declaration Event of Default has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities PRO RATA according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities outstanding and, only after satisfaction of all amounts owed to the holders of the Preferred Securities, to each holder of Common Securities PRO RATA according to the aggregate liquidation amount of the Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Common Securities outstanding. The liquidation amount of each Common Security is $25 per share.

    Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be the Business Day (as defined in the accompanying Prospectus) immediately prior to the relevant distribution dates. The Declaration provides that the payment dates or record dates for the Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. Distributions payable on any Preferred Securities that are not punctually paid on any distribution date as a result of Holdings having failed to make the corresponding interest payment when due on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Preferred Security is registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; PROVIDED, however, that distributions shall not be considered payable on any distribution payment date falling within an Extension Period unless Holdings has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such distribution payment date. Distributions on the Preferred Securities will be paid by the Trust. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

MANDATORY REDEMPTION

    Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Common Securities will be entitled to be redeemed on a Pro Rata Basis with the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Preferred Securities and Common Securities are to be redeemed, the Preferred Securities and Common Securities will be redeemed on a Pro Rata Basis. In the event fewer than all outstanding Preferred Securities are to be redeemed, Preferred Securities registered in the name of and held by a Depository Institution or its nominee will be redeemed PRO RATA as described under "--Book-Entry-Only; Delivery and Form" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the Regular Trustees shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, dissolve the Trust with the result that, after satisfaction of liabilities to creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid distributions on, the Preferred Securities and the Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; PROVIDED, HOWEVER, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, Holdings or the holders of the Preferred Securities, Holdings or the Regular Trustees on behalf of the Trust will pursue such measure in lieu of dissolving the Trust and the 90-day period shall be extended by the amount of time spent on such ministerial action or other measure.

    In the case of the occurrence of a Tax Event which occurs either prior to the dissolution of the Trust (or, in the case of a Tax Event described in clause
(iii) of the definition of Tax Event, after such dissolution), Holdings shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Junior Subordinated Debentures in whole or in part for cash at the Redemption Price within 90 days following the occurrence of such Tax Event, and (if such redemption occurs prior to the dissolution of the Trust) promptly following such redemption Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis; PROVIDED, HOWEVER, that if at the time there is available to Holdings or the Regular Trustees the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, Holdings or the holders of the Preferred Securities, Holdings or the Regular Trustees on behalf of the Trust will pursue such measure in lieu of redemption and the 90-day period shall be extended by the amount of time spent on such ministerial action or other measure; and, PROVIDED FURTHER that Holdings shall have no right to redeem the Junior Subordinated Debentures while Holdings or the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Common Securities will be redeemed on a Pro Rata Basis with the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price.

    "Tax Event" means that the Regular Trustees shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of issuance of the Preferred Securities as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges or (iii) interest payable by Holdings on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by Holdings for United States federal income tax purposes. A petition was recently filed in the United States Tax Court as a result of a challenge by the IRS of the petitioner's treatment as indebtedness of a loan issued in circumstances with certain similarities to the issuance of the Junior Subordinated Debentures. If this matter is in fact litigated and the Tax Court were to sustain the IRS's position, such judicial decision could constitute a Tax Event which could result in an early redemption of the Preferred Securities.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of issuance of the Preferred Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES UPON DISSOLUTION

    Holdings shall have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in exchange therefor upon liquidation of the Trust.

    On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Preferred Securities will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to Holdings or its agent for transfer or reissuance.

    If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, Holdings will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then immediately prior to the close of business on the redemption date, provided that Holdings has paid to the Trust a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, distributions will cease to accrue on the Preferred Securities called for redemption, such Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Preferred Securities which have been so called for redemption. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If Holdings fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid by the Trust or by Holdings pursuant to the Guarantee described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus, distributions on such Preferred Securities will continue to accumulate from the original redemption date of the Preferred Securities to the date of payment, compounded quarterly to the extent permitted by applicable law, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange or other organization on which the Preferred Securities are then listed, Holdings will only redeem the Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Holdings or any of its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution of the Trust, the holders of the Preferred Securities and Common Securities at the date of dissolution of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust (to the extent not satisfied by Holdings as provided in the Declaration), an amount equal to the aggregate stated liquidation amount of the Trust Securities plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, after satisfaction of liabilities to creditors of the Trust, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the Preferred Securities and Common Securities in exchange therefor.

    If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a Pro

Rata Basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to payment of the Liquidation Distribution.

    Pursuant to the Declaration, the Trust shall dissolve on the earliest of:
(i) , 2048, (ii) the date on which all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities and (iii) the date on which all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange therefor in accordance with the terms of the Trust Securities.

NO MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

DECLARATION EVENTS OF DEFAULT

    An Event of Default with respect to the Junior Subordinated Debentures will constitute a Declaration Event of Default; provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Preferred Securities have been cured or waived, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Junior Subordinated Debentures or with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "--Voting Rights."

    Upon the occurrence of an Event of Default with respect to the Junior Subordinated Debentures, the Institutional Trustee will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "Description of the Junior Subordinated Debt Securities--Events of Default" in the accompanying Prospectus.

VOTING RIGHTS

    Except as provided below, under "--Modification and Amendment of the Declaration" and "Description of the Preferred Securities Guarantees--Amendments and Assignment" in the accompanying Prospectus and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Preferred Securities will have no voting rights.

    If an Appointment Event occurs and is continuing then the holders of the Preferred Securities, acting as a single class, will be entitled, by the vote of holders of Preferred Securities representing a majority in liquidation amount of the outstanding Preferred Securities, to appoint a Special Regular Trustee (who need not be an officer or an employee of or otherwise affiliated with Holdings) who shall have the same rights, powers and privileges under the Declaration as a Regular Trustee. Any holder of Preferred Securities (other than Holdings or any of its affiliates) shall have the right to nominate any person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for six consecutive regularly scheduled quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of Preferred Securities representing 10% in liquidation amount of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of such holders will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in liquidation amount of Preferred Securities entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed. Any Special Regular Trustee may be removed without cause at any time by holders of Preferred Securities representing a majority in liquidation amount of the Preferred Securities and holders of Preferred Securities representing 10% in liquidation amount of the Preferred Securities shall be entitled to convene a meeting for such purpose. Any Special Regular Trustee appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events have been cured and cease to be continuing.

    Notwithstanding the appointment of any such Special Regular Trustee, Holdings shall retain all rights under the Indenture, including the right to extend the interest payment period as provided under "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

    Subject to the requirements of the second to last sentence of this paragraph, the holders of a majority in liquidation amount of the Preferred Securities, voting separately as a class, have the right (i) on behalf of all holders of Preferred Securities, to waive any past default that is waivable under the Declaration and (ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or exercising any trust or power conferred upon the Institutional Trustee under the Declaration; PROVIDED, HOWEVER, that the holders of the Preferred Securities will vote as a single class (the "Capital Trust Voting Class") with any holders of any other preferred undivided beneficial interests of an RJR Nabisco Holdings Capital Trust, such as the Preferred Securities, similarly situated with respect to debt securities issued pursuant to the Indenture (including the Junior Subordinated Debentures) with respect to the right to direct the Debenture Trustee, to (w) enter into a supplemental indenture pursuant to Section 8.2 of the Indenture, (x) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee with respect to debt securities issued pursuant to the Indenture (including the Junior Subordinated Debentures), (y) waive any past default that is waivable under Section 5.1 of the Indenture with respect to debt securities issued pursuant to the Indenture (including the Junior Subordinated Debentures) or (z) exercise any right to rescind or annul a declaration that the principal of all debt securities issued pursuant to the Indenture (including the Junior Subordinated Debentures) shall be due and payable; PROVIDED that where a consent under the Indenture would require the consent of (1) holders of debt securities issued pursuant to the Indenture (including Junior Subordinated Debentures) representing a specified percentage greater than a majority in principal amount of such securities or (2) each holder of such securities affected thereby, the Institutional Trustee may not take such action without the prior consent of, in the case of clause (1) above, holders of securities in the Capital Trust Voting Class representing such specified percentage of the aggregate liquidation amount of such securities or, in the case of clause (2) above, each holder of securities in the Capital Trust Voting Class affected thereby. The Institutional Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Securities. The Institutional Trustee shall notify all holders of record of Preferred Securities of any notice of default received from the Debenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or the Debenture Trustee as set forth above, the Institutional Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Preferred Securities unless the Institutional Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Institutional Trustee fails to enforce its rights under the Declaration, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Institutional Trustee to enforce such rights, institute a legal proceeding directly against Holdings to enforce the Institutional Trustee's rights under the Declaration, without first instituting a legal proceeding against the Institutional Trustee or any other Person.

    A waiver of an Indenture Event of Default by the Institutional Trustee at the direction of holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default in respect of the Trust Securities.

    In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together in the Capital Trust Voting Class, PROVIDED, HOWEVER, that where any such amendment, modification or termination under the Indenture would require the consent of (i) holders of debt securities issued pursuant to the Indenture representing a specified percentage greater than a majority in principal amount of such securities or (ii) each holder of the Junior Subordinated Debentures, the Institutional Trustee may only give such consent at the direction of in the case of (i) above, the holders of securities in the Capital Trust Voting Class representing such specified percentage of the aggregate liquidation amount or in the case of (ii) above, each holder of securities in the Capital Trust Voting Class; and, PROVIDED, FURTHER, that the Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

    No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by Holdings or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with Holdings shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which persons owning Preferred Securities registered in the name of and held by a Depository Institution or its nominee may exercise their voting rights are described under "--Book-Entry; Delivery and Form" below.

    Subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, holders of the Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

MODIFICATION AND AMENDMENT OF THE DECLARATION

    The Declaration may be modified and amended on approval of a majority of the Regular Trustees, PROVIDED that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (A) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (B) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of such Trust Securities, PROVIDED that if any amendment or proposal referred to in clause (A) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities; and FURTHER PROVIDED that the rights of holders of Preferred Securities to appoint and remove a Special Regular Trustee shall not be amended without the consent of each holder of Preferred Securities.

    Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (A) either a ruling from the IRS or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (B) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) any amendment that would adversely affect the rights, privileges or preferences of any holder of Trust Securities may be effected only with such additional requirements as may be set forth in the terms of such Trust Securities; (iii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iv) no amendment which adversely affects the rights, powers and privileges of the Institutional Trustee or the Delaware Trustee shall be made without the consent of the Institutional Trustee or the Delaware Trustee; (v) Article 4 of the Declaration relating to the obligation of Holdings to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "The Trust" may not be amended without the consent of Holdings; (vi) the rights of holders of Common Securities under Article 5 of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees (other than a Special Regular Trustee) shall not be amended without the consent of each holder of Common Securities; and (vii) the rights of holders of Preferred Securities under the Declaration to appoint or remove a Special Regular Trustee shall not be amended without the consent of each holder of Preferred Securities.

    The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) add to the covenants, restrictions or obligations of Holdings and (iv) conform to changes in rules under, or a change in interpretation or application of certain 1940 Act requirements by the Commission (as defined in the accompanying Prospectus), which amendment does not adversely affect the rights, preferences or privileges of such holders.

BOOK-ENTRY; DELIVERY AND FORM

    The Depository Trust Company ("DTC") will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be issued in fully registered form. Investors will hold interests in one or more fully registered global certificates (the "Preferred Securities Global Certificates") registered in the name of Cede & Co., DTC's nominee.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC and also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Upon issuance of a Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Preferred Securities represented by such Preferred Securities Global Certificate for all purposes.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce PRO RATA (subject to adjustment to eliminate fractional Preferred Securities) the amount of interest of each Direct Participant in the Preferred Securities to be redeemed.

    Although voting with respect to the Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns DTC's consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distributions and other payments on the Preferred Securities represented by a Preferred Securities Global Certificate will be made by the Trust to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or Holdings, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions or other payments to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and Holdings believe to be reliable, but the Trust and Holdings take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

    The Bank of New York or one of its affiliates will act as registrar and transfer agent for the Preferred Securities. The Bank of New York will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or Holdings may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

    The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    The Institutional Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Institutional Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Institutional Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    Holdings and certain of its affiliates maintain a banking relationship with the Institutional Trustee. The Institutional Trustee also acts as trustee in relation to debt securities of RJR Nabisco, Inc. and the securities issued by Trust I.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

MISCELLANEOUS

    Application will be made to list the Preferred Securities on the NYSE. The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

    Holdings and the Regular Trustees on behalf of the Trust will be required to provide to the Institutional Trustee, the Commission and the holders of the Preferred Securities annually a certificate as to whether or not Holdings and the Trust, respectively, are in compliance with all the conditions and covenants under the Declaration.

              CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

    The following summary of certain terms and provisions of the Junior Subordinated Debentures supplements, and to the extent inconsistent therewith, supersedes, the description of the terms and provisions of the Junior Subordinated Debt Securities (as defined in the accompanying Prospectus) set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debt Securities" to which description reference is hereby made. The summary of certain terms and provisions of the Junior Subordinated Debentures set forth below, which describes the material provisions thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, to which reference is hereby made. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part.

    Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by Holdings for the Common Securities, in the Junior Subordinated Debentures issued by Holdings. Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of Holdings, but senior to all capital stock now or hereafter issued by Holdings. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Holdings or its property or any proceeding for voluntary liquidation, dissolution or other winding up of Holdings, or (b) that Junior Subordinated Debentures are declared due and payable before their expressed maturity because of the occurrence of an Event of Default under the Indenture (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debentures are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such Junior Subordinated Debentures. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness, as "event of default" is defined therein or in the agreement under which the same is outstanding, no payment of the principal of, or interest on, the Junior Subordinated Debentures shall be made. See "Description of Junior Subordinated Debt Securities--Subordination."

INTEREST

    The Junior Subordinated Debentures will bear interest at an annual rate of %
from September   , 1998. Interest will be payable quarterly in arrears on
          ,           ,           and           of each year (each, an "Interest
Payment Date"), commencing on           , 1998, to the person in whose name such
Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day immediately prior to such Interest Payment Date. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any interest payment date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; PROVIDED, however, that interest shall not be considered payable by Holdings on any interest payment date falling within an Extension Period unless Holdings has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such interest payment date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any partial month in any period shorter than a full quarterly period for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTIONAL REDEMPTION

    Except as provided below, the Junior Subordinated Debentures may not be
redeemed prior to   September, 2003. Holdings shall have the right to redeem the
Junior Subordinated Debentures, in whole or in part, from time to time, on or
after September   , 2003, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including Compounded Interest accrued during an Extension Period. Holdings will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of Preferred Securities--Special Event Redemption or Distribution."

    If Holdings gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, Holdings will deposit irrevocably with the Debenture Trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by Holdings, interest on such Junior Subordinated Debentures will continue to accrue compounded quarterly, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Debenture Trustee.

    In the event of any redemption in part, Holdings shall not be required to
(i) issue or register the transfer or exchange of any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer or exchange of any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as Holdings shall not be in default in the payment of interest on the Junior Subordinated Debentures, Holdings shall have the right to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods. Holdings has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an

Extension Period, except at the end thereof. During any Extension Period, Holdings shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including its ESOP Convertible Preferred Stock, in accordance with the terms of such stock. Prior to the termination of any such Extension Period, Holdings may further extend the interest payment period; PROVIDED that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods or extend beyond the stated maturity of the Junior Subordinated Debentures. On the interest payment date occurring at the end of each Extension Period, Holdings shall pay to the holders of Junior Subordinated Debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified, compounded quarterly to the extent permitted by law, for the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Holdings may commence a new Extension Period, subject to the above requirements. Holdings may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures, PROVIDED that no Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. The failure by Holdings to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or Holdings' currently outstanding indebtedness.

    If the Trust shall be the sole holder of the Junior Subordinated Debentures, Holdings shall give the Institutional Trustee and the Debenture Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which the distributions on the Preferred Securities are payable and (ii) the next succeeding date on which the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Trust shall give notice of Holdings' selection of such Extension Period to the holders of the Preferred Securities.

    If Junior Subordinated Debentures have been distributed to holders of Trust Securities, Holdings shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date Holdings is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    As described under "Description of Preferred Securities--Liquidation Distribution upon Dissolution," upon the dissolution of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in exchange therefor upon liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Preferred Securities.

                         CERTAIN TERMS OF THE GUARANTEE

    The Guarantee guarantees to the holders of Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accrued and unpaid distributions on the Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Preferred Securities called for redemption by the Trust but only if and to the extent that in each case, Holdings has made a payment to the Trust of interest, premium, if any, or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets (to the extent allocable to the Preferred Securities) and (ii) upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to holders of Preferred Securities or the redemption of all the Preferred Securities upon the maturity or redemption of the Junior Subordinated Debentures) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the Guarantee Trustee for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as Debenture Trustee for the Junior Subordinated Debentures and as Institutional Trustee.

    The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee, to direct the exercise of any trust or other power conferred upon the Guarantee Trustee under the Guarantee or, on behalf of the holders of all Preferred Securities, to waive any default by Holdings on any of its payment or other obligations under the Guarantee. Any holder of the Preferred Securities may, after a period of 90 days has elapsed from such holder's written request to the Institutional Trustee to enforce such rights on the Guarantee, institute a legal proceeding directly against Holdings to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If Holdings were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust would lack funds for the payment of distributions or amounts payable on redemption of the Trust Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. If an Appointment Event occurs, the Declaration provides that the holders of the Preferred Securities may appoint a Special Regular Trustee who will have the same rights, powers and privileges under the Declaration as the Regular Trustees. The Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce Holdings' obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Guarantee on behalf of the holders of the Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Preferred Securities Guarantees" in the accompanying Prospectus. The Declaration provides that each holder of Trust Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Davis Polk & Wardwell, counsel to Holdings and the Trust, the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by persons who purchase the Preferred Securities upon original issuance at their original offering price. As used herein, the term "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons holding Preferred Securities as part of a hedging, conversion or constructive sale transaction or a straddle. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    The authorities on which this summary is based are subject to various interpretations and the opinions of Davis Polk & Wardwell are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed therein or that a court would not sustain such a challenge. In this regard, Securityholders (as defined below) should be aware that a petition was recently filed in the United States Tax Court as a result of a challenge by the IRS of the petitioner's treatment as indebtedness of a loan issued in circumstances with certain similarities to the issuance of the Junior Subordinated Debentures. If this matter is in fact litigated and the Tax Court were to sustain the IRS's position, such judicial decision could constitute a Tax Event which could result in an early redemption of the Preferred Securities.

    HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF PREFERRED SECURITIES--SPECIAL EVENT REDEMPTION OR DISTRIBUTION."

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Preferred Securities, Davis Polk & Wardwell, counsel to Holdings and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Declaration, and based on certain facts and assumptions, the Trust will be classified as a grantor trust and not as a partnership or an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial holder of Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its PRO RATA share of the interest income or original issue discount that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount."

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    Holdings, the Trust and the Securityholders (by acceptance of a beneficial interest in a Trust Security) will agree to treat the Junior Subordinated Debentures as indebtedness for all United States tax purposes. Recently, a petition was filed in the United States Tax Court as a result of a challenge by the IRS of the petitioner's treatment as indebtedness of a loan issued in circumstances with similarities to the issuance of the Junior Subordinated Debentures. Nevertheless, in connection with the issuance of the Junior Subordinated Debentures, Davis Polk & Wardwell is of the opinion that, under current law, the Junior Subordinated Debentures will be classified as indebtedness for United States income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Holdings intends to take the position that, under the applicable Treasury regulations, the Junior Subordinated Debentures will not be issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

    If, however, Holdings exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue stated interest on the Junior Subordinated Debentures on a daily economic accrual basis during the Extension Period, even though Holdings will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, the Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its Preferred Securities, and the amount of distributions received by a Securityholder with respect to such Preferred Securities will reduce the tax basis of such Preferred Securities.

    The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service, and it is possible that the Internal Revenue Service could take a contrary position. If the Internal Revenue Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether Holdings exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

    Corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
  SECURITIES

    Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of Preferred Securities--Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its PRO RATA share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred

Securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by the Trust could be a taxable event to the Trust and each Securityholder, in which case such Securityholder would recognize gain or loss as if the Securityholder had exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the Trust. A Securityholder will accrue interest in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

    Gain or loss will be recognized by a Securityholder on a sale or redemption of Preferred Securities (except to the extent that such an amount realized is characterized as a payment in respect of accrued but unpaid interest on such Securityholder's allocable share of the Junior Subordinated Debentures that such Securityholder had not included in income previously, which will be taxable as such) and the Securityholder's adjusted tax basis in the Preferred Securities sold or redeemed. Such gain or loss generally will be taxable as long-term capital gain or loss if the Securityholder held the Preferred Securities that it sold or redeemed for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Securityholders should consult their own tax advisors regarding capital gains rates applicable to them. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means any Securityholder that is not a United States Person. As discussed above, the Preferred Securities will be treated as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. See "--Classification of the Trust." Thus, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment of the Trust (or Holdings) or any paying agent of principal or interest (which for purposes of this discussion includes any OID) on the Preferred Securities (or the Junior Subordinated Debentures) to a Non-United States Holder, PROVIDED (i) that the beneficial owner of the Preferred Securities ("Beneficial Owner") does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the Beneficial Owner is not a controlled foreign corporation that is related to Holdings through stock ownership, (iii) the Beneficial Owner is not a bank whose receipt of interest on the Junior Subordinated Debentures is described in section 881(c)(3)(A) of the Code and (iv) the Beneficial Owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

        (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-United States Holder upon the sale or other disposition of the Preferred Securities (or the Junior Subordinated Debentures).

    To satisfy the requirement referred to in (a)(iv) above, the Beneficial Owner, or a financial institution holding the Preferred Securities on behalf of such owner, must provide, in accordance with specified procedures, to the Issuer or its payment agent, a statement to the effect that the Beneficial Owner is not a United States Person. Currently, these requirements will be met if (1) the Beneficial Owner provides his name and address, and certifies, under penalties of perjury, that it is not a United States Person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Preferred Securities on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Trust or the paying agent with a copy thereof. Under final Treasury regulations (the "Final Regulations"), the statement requirement referred to in
(a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

    If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-United States Holder will be subject to a 30% United States federal withholding tax unless the Beneficial Owner provides the Trust or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or a successor form) claiming an exemption from, or a reduction of, such withholding tax under the benefit of a tax treaty or (2) IRS Form 4224 (or a successor form) stating that interest paid on the Preferred Securities (or the Junior Subordinated Debentures) is not subject to such withholding tax because it is effectively connected with the Beneficial Owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a Non-United States Holder is engaged in a trade or business in the United States and interest on the Preferred Securities (or the Junior Subordinated Debentures) is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Person. In addition, if such Non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest income would be included in such foreign corporation's earnings and profits.

    Any gain realized upon the sale or other disposition of the Preferred Securities (or the Junior Subordinated Debentures) generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met, or (iii) in the case of any gain representing accrued interest on the Junior Subordinated Debentures, the requirements described above are not satisfied.

INFORMATION REPORTING TO HOLDERS

    The Trust will report the interest or original issue discount that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Preferred Securities and the IRS or otherwise as required by the Code and applicable regulations. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or credit against such

Securityholder's United States federal income tax liability, provided the required information is timely filed with the IRS.

                          CERTAIN ERISA CONSIDERATIONS

    Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

    Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of Holdings would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in Holdings and no exception were applicable under the Plan Assets Regulation. While Holdings anticipates that an exception will be available for the Preferred Securities, no assurance that such exception will apply can be given and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to any such exception. If no Plan Assets Regulation exception were available and the assets of Holdings were deemed to be plan assets of an investing Plan, violations of the prohibited transaction rules of ERISA and the Code could result and generate excise taxes unless a prohibited transaction exemption were available.

    Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, each Plan fiduciary proposing to invest in the Preferred Securities should consult with its legal counsel regarding the possible consequences to the Plan of the purchase and holding of such securities.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as representatives (the "Representatives") of each of the Underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated
September   , 1998 (the "Underwriting Agreement") among Holdings, the Trust and the Representatives, on behalf of themselves and the Underwriters named therein, Holdings and the Trust have agreed that the Trust will sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities being sold pursuant to such agreement if any of the Preferred Securities being sold pursuant to such agreement are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                   NUMBER OF
                                                                                   PREFERRED
             UNDERWRITER                                                           SECURITIES
                                                                                  ------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.........................................................
Goldman, Sachs & Co.............................................................
Morgan Stanley & Co. Incorporated...............................................
PaineWebber Incorporated........................................................
Prudential Securities Incorporated..............................................
Salomon Smith Barney Inc........................................................
ABN AMRO Incorporated...........................................................
BT Alex. Brown Incorporated.....................................................
Bear, Stearns & Co. Inc.........................................................
CIBC Oppenheimer Corp...........................................................
Chase Securities Inc............................................................
Credit Suisse First Boston Corporation..........................................
A. G. Edwards & Sons, Inc.......................................................
                                                                                  ------------
           Total................................................................    12,000,000

    The Underwriters propose initially to offer the Preferred Securities to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $ per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Trust has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to 1,800,000 additional Preferred Securities at the Initial Public Offering Price set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Preferred Securities offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional Preferred Securities proportionate to such Underwriters' initial amount reflected in the foregoing table.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures of Holdings, the Underwriting Agreement provides that Holdings will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters' arranging the investment therein of such proceeds, an amount in immediately available funds of
$   per Preferred Security ($   in the aggregate if the Underwriters'
overallotment option is exercised in full) for the accounts of the several Underwriters.

    During a 45-day period, neither the Trust nor Holdings will, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, any junior subordinated debentures of Holdings, any beneficial interests in the assets of the Trust or any preferred securities or any other securities of any other RJR Nabisco Capital Trust or Holdings that are substantially similar to the Preferred Securities (including any guarantee of such securities) or any securities that are convertible into or exchangeable for, or that represent the right to receive such junior subordinated debentures, such beneficial interests or such preferred securities or any such similar securities (except for the Common Securities and securities offered hereby).

    Application will be made to list the Preferred Securities on the NYSE. If so approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

    Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

    In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Preferred Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither Holdings, the Trust, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither Holdings, the Trust, nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

    Holdings and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Holdings and its affiliates in the ordinary course of business.

                           VALIDITY OF THE SECURITIES

    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Trust by Morris, Nichols Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Trust and Holdings by Davis Polk & Wardwell, New York, New York, special counsel to Holdings and the Trust. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York. Certain legal matters in connection with the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be passed upon for the Trust and Holdings by
H. Colin McBride, Senior Vice President, Associate General Counsel and Secretary of Holdings. As of July 31, 1998, Mr. McBride beneficially owned shares and options to purchase shares totaling less than 1% of the number of shares of Holdings' common stock.

       [LOGO]

                               RJR NABISCO, INC.
                                DEBT SECURITIES

                                 --------------

    RJR Nabisco, Inc. (the "Company") may offer from time to time its debt securities in one or more series (the "Debt Securities") to the public on terms determined by market conditions. Debt Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities likewise may be payable in U.S. dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates. See "Description of Debt Securities." The aggregate initial offering price of the Securities to be offered by this Prospectus and such other prospectus shall not exceed $2,250,000,000.

    The Debt Securities will be general obligations of the Company and will rank PARI PASSU with all other senior indebtedness of the Company. Because the Company is a holding company, however, the Debt Securities will effectively be subordinated to the claims of creditors of the Company's subsidiaries. See "Description of Debt Securities-Ranking."

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Debt Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement.

    By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, five Delaware statutory business trusts (the "Trusts"), which are wholly owned subsidiaries of RJR Nabisco Holdings Corp. ("Holdings"), the Company's parent, may from time to time severally offer Preferred Securities guaranteed by Holdings to the extent set forth therein and Holdings may from time to time issue Junior Subordinated Debt Securities either directly or to a Trust. The Debt Securities, Preferred Securities, Preferred Securities Guarantees and Junior Subordinated Debt Securities are hereinafter collectively referred to as the "Securities."

                              -------------------

    The Debt Securities may be offered directly to purchasers or through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter and the purchase price less commission in the case of an agent--in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                         CRIMINAL OFFENSE.

                              -------------------

                   The date of this Prospectus is August 31, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission by the Company (File No. 1-6388) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

    (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
1998,

    (c) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, and

    (d) All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Requests should be made to RJR Nabisco, Inc., Attention: Investor Relations Department, 1301 Avenue of the Americas, New York, New York 10019, telephone number (212) 258-5600.

                                  THE COMPANY

    The operating subsidiaries of the Company comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by R. J. Reynolds Tobacco Company ("RJRT"), a wholly owned subsidiary of the Company and the second largest manufacturer of cigarettes, and the food business is conducted by Nabisco Holdings Corp. ("Nabisco Holdings") through its wholly owned subsidiary, Nabisco, Inc. ("Nabisco"), the largest manufacturer and marketer of cookies and crackers. The Company owns approximately 80.6% of the economic interest and approximately 97.6% of the voting power of Nabisco Holdings. Tobacco operations outside the United States are conducted by R. J. Reynolds International B.V. ("Reynolds International"), and food operations outside the United States are conducted by Nabisco International, Inc. ("Nabisco International") and Nabisco Ltd, subsidiaries of Nabisco. RJRT's and Reynolds International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America, certain European countries and certain other international markets.

TOBACCO

    RJRT's largest selling cigarette brands in the United States include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. RJRT's other cigarette brands, including MONARCH, MORE, NOW, CENTURY, STERLING and MAGNA, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. Reynolds International operates in over 170 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market.

FOOD

    Nabisco is one of the largest food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, SNACKWELL'S, NEWTONS, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE and CREAM OF WHEAT. Nabisco International is a leading producer of biscuits, powdered dessert and drink mixes, baking powder, pasta, juices, milk products and other grocery items, as well as industrial yeast and baking ingredients, in many of the 17 Latin American countries in which it has operations. Nabisco Ltd, which conducts Nabisco's Canadian operations through a biscuit division, a grocery division and a food service division, is that country's largest cookie and cracker business and one of its leading producers of canned fruits, canned vegetables, fruit juices and drinks and pet snacks.

    The principal executive offices of the Company are located at 1301 Avenue of the Americas, New York, New York 10019; its telephone number is (212) 258-5600.

                 RATIO OF EARNINGS TO FIXED CHARGES/DEFICIENCY
       IN THE COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES

    The ratio of earnings to fixed charges for the six months ended June 30, 1998 and for each of the periods in the five-year period ended December 31, 1997 are as follows:

                                                                     SIX MONTHS
                                                                        ENDED        FOR THE YEARS ENDED DECEMBER 31,
                                                                      JUNE 30,     -------------------------------------
                                                                        1998          1997         1996         1995
                                                                    -------------     -----        -----        -----
                                                                                        (UNAUDITED)
Ratio of earnings to fixed charges................................       --               2.1          2.4          2.3
Deficiency in the coverage of fixed charges by earnings before
  fixed charges (in millions).....................................    $      94        --           --           --


                                                                       1994         1993
                                                                       -----        -----

Ratio of earnings to fixed charges................................         2.2          1.1
Deficiency in the coverage of fixed charges by earnings before
  fixed charges (in millions).....................................      --           --

    For purposes of these computations, earnings consist of income before income taxes and fixed charges less minority interest in the pre-tax income of Nabisco Holdings. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, capitalized interest and that portion of operating rental expense representative of the interest factor.

                                USE OF PROCEEDS

    Unless otherwise set forth in the Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture dated as of July 24, 1995 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). As of March 31, 1998, there was approximately $3,789,486,000 aggregate principal amount of Debt Securities issued and outstanding under the Indenture. The Indenture is included as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the Indenture, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

GENERAL

    The Indenture does not limit the amount of additional indebtedness that the Company may incur. However, see "Certain Covenants of the Company--Restrictions on Funded Debt of Restricted Subsidiaries" for certain limitations on the amount of Funded Debt (as hereinafter defined) that may be incurred by Restricted Subsidiaries (as hereinafter defined) of the Company (as hereinafter defined). The Debt Securities will rank PARI PASSU with all other unsubordinated indebtedness of the Company.

    The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

    Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities):

(i) the specific designation, aggregate principal amount, purchase price and denomination; (ii) the currency or units based on or relating to currencies in which such Offered Debt Securities are denominated and/or in which principal of, premium, if any, and/or any interest on such Offered Debt Securities will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and any interest on the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Debt Securities") or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Debt Securities; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts; and
(x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Offered Debt Securities, and any terms which may be required by or be advisable under applicable laws or regulations.

    Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Subject to the limitations provided in the Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

    Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

    Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

RANKING

    The Debt Securities, when issued, will rank PARI PASSU in right of payment with the senior indebtedness of the Company and senior in right of payment to any future subordinated debt of the Company. However, claims of holders of the Debt Securities will be effectively subordinated to the claims of creditors of the Company's subsidiaries, including Nabisco and RJRT, with respect to the assets of such subsidiaries. The amount of debt which is PARI PASSU with the Debt Securities and the amount of debt to which holders of the Debt Securities are effectively subordinated as of the end of the most recently completed fiscal quarter is included in the accompanying Prospectus Supplement or incorporated herein by reference.

    The Debt Securities may, under certain circumstances, be equally and ratably secured with other senior indebtedness of the Company. See "Certain Covenants of the Company--Restrictions on Liens."

GLOBAL SECURITIES

    The registered Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary"), with the Trustee, as custodian for a Depositary, or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

    Payments of principal of, premium, if any, and any interest on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a Registered Global Security notifies the Company that it is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security. The Debt Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS OF THE COMPANY

    The following restrictions apply to each series of Debt Securities unless the terms of such series of Debt Securities provides otherwise.

    RESTRICTIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of a Subsidiary (as hereinafter defined) or any Principal Property (as hereinafter defined) of the Company or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or thereafter acquired, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding Debt Securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant does not apply in the case of: (a) the creation of any mortgage, pledge or other lien or any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof, PROVIDED that every such mortgage, pledge or lien referred to in this clause (a) shall attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon; (b) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the Indenture;
(c) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary; (d) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements; (e) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax exempt governmental obligations; and (f) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (a) through (e), PROVIDED, in the case of a mortgage, pledge or other lien permitted under clause (a), (b) or (d), the debt secured is not increased nor the lien extended to any additional assets. (SECTION 3.6(A)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those permitted by clauses (a) through (f), and renew, extend or replace such liens, PROVIDED that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt (as hereinafter defined) does not exceed 10% of Consolidated Net Worth. (SECTION 3.6(B))

    RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; PROVIDED that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (a) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 3.6(a) of the Indenture described above under "Certain Covenants of the Company--Restrictions on Liens," to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt (as hereinafter defined) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Debt Securities or (b) if (i) the Company promptly informs the Trustee of such transaction, (ii) the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of the Company) of such property and (iii) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the Debt Securities); PROVIDED FURTHER that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the outstanding Debt Securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If the Company so delivers debentures or notes to the applicable trustee with an Officers' Certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes, PROVIDED, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. (SECTION 3.7(A)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted in this paragraph and without any obligation to retire any outstanding Debt Securities or other Funded Debt, PROVIDED that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth. (SECTION 3.7(B))

    RESTRICTIONS ON FUNDED DEBT OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not permit any Restricted Subsidiary (a) to create, assume or permit to exist any Funded Debt other than (i) Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions described above under the "Certain Covenants of the Company--Restrictions on Liens," (ii) Funded Debt owed to the Company or any Restricted Subsidiary, (iii) Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary, (iv) Funded Debt existing on the date of the Indenture, (v) Funded Debt created in connection with the issuance of tax exempt governmental obligations or (vi) renewals, extensions or replacements of the foregoing, or (b) to guarantee, directly or indirectly through any arrangement which is substantially the equivalent of a guarantee, any Funded Debt except for
(i) guarantees existing on the date of the Indenture, (ii) guarantees which, on the date of the Indenture, a Restricted Subsidiary is obligated to give (iii) guarantees of Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions described above under "Certain Covenants of the Company--Restrictions on Liens" or (iv) renewals, extensions or replacements of the foregoing. (SECTION 3.8(A)) Notwithstanding the foregoing, any Restricted Subsidiary may create, assume or guarantee Funded Debt in addition to that permitted in this paragraph, and renew, extend or replace such Funded Debt, PROVIDED that at the time of such creation, assumption, guarantee, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth. (SECTION 3.8(B))

    The Indenture does not contain provisions which would afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving the Company.

CERTAIN DEFINITIONS

    The term "Attributable Debt" as defined in the Indenture means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

    The term "Consolidated Net Worth" as defined in the Indenture means, at any date of determination, the consolidated stockholder's equity of the Company, as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries; PROVIDED that if at such date Nabisco Holdings, including its successors and assigns, is a consolidated Subsidiary of the Company, such calculation shall be increased by (i) the amount of the minority interest in Nabisco Holdings, including its successors and assigns, as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries, and reduced by (ii) the consolidated stockholders' equity of Nabisco Holdings, including its successors and assigns, as set forth on the then most recently available consolidated balance sheet of Nabisco Holdings and its consolidated subsidiaries; PROVIDED FURTHER that if at such date Nabisco Holdings, including its successors and assigns, is not a consolidated Subsidiary of the Company, such calculation shall be reduced by the amount of the Company's investment in Nabisco Holdings, including its successors and assigns, if any, as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries.

    The term "Exempted Debt" as defined in the Indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) indebtedness of the Company and the Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to Section 3.6(b) of the Indenture described above under "Certain Covenants of the Company--Restrictions on Liens"; (ii) Attributable Debt of the Company and the Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 3.7(b) of the Indenture described above under "Certain Covenants of the Company--Restrictions on Sale and Lease-Back Transactions"; and (iii) Funded Debt of Restricted Subsidiaries created, assumed, guaranteed or otherwise incurred or permitted to exist pursuant to Section 3.8(b) of the Indenture described above under "Certain Covenants of the Company--Restrictions on Funded Debt of Restricted Subsidiaries".

    The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

    The terms "Principal Property" as defined in the Indenture means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by board resolution of the Company not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary effective as of the date such resolution is adopted.

    The term "Restricted Subsidiary" as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property and in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than (i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; (ii) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; and (iii) Nabisco Holdings, each subsidiary of Nabisco Holdings and each of their successors and assigns; PROVIDED, that the Board of Directors of the Company may declare any such Subsidiary to be a Restricted Subsidiary. The principal Restricted Subsidiary as of the date hereof is RJRT.

    The term "Subsidiary" as defined in the Indenture means any corporation of which at least a majority of all outstanding stock having by the terms thereof ordinary voting power in the election of directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Nothing contained in the Indenture or in the Debt Securities will prevent any consolidation or merger of the Company into any other corporation or corporations (whether or not affiliated with the Company), or successive consolidations or mergers to which the Company or its successor will be a party, or will prevent any sale, lease or conveyance of the property of the Company, as an entirety or substantially as an entirety; PROVIDED that upon any such consolidation, merger, sale, lease or conveyance to which the Company is a party and in which the Company is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and the due and punctual payment of the principal of and interest on all of the Debt Securities, according to their tenor, shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee, by the corporation formed by such consolidation, or into which the Company shall have been merged, or which shall have acquired such property. (SECTION 9.1)

EVENTS OF DEFAULT

    An Event of Default with respect to any series of Debt Securities is defined under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;
(b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default in the payment of any sinking fund installment on the Debt Securities of such series when the same shall become due and payable; (d) default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the Debt Securities of such series;
(e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided in a supplemental indenture or board resolution relating to such securities. (SECTION 5.1)

    The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or any interest on, any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series then outstanding (voting as a single class) by notice in writing may then declare the principal of all Debt Securities of all such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities then outstanding (treated as one class) by notice in writing may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all affected series then outstanding. (SECTION 5.1)

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of such holders. (SECTION 5.6) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the Debt Securities of each affected series then outstanding (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (SECTION 5.9)

    The Indenture provides that no holder of Debt Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the Debt Securities of each affected series then outstanding (treated as a single class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class). (SECTION 5.6 AND SECTION 5.7)

    The Indenture contains a covenant that the Company will file annually, not more than four months after the end of its fiscal year, with the Trustee a certificate that no default existed or a certificate specifying any default that existed. (SECTION 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides with respect to each series of Debt Securities that, except to the extent the terms of such series of Debt Securities provide otherwise, the Company may elect (a) to be released from any and all obligations (except for the obligations to register the transfer or exchange of the Debt Securities of such series and the Company's right of optional redemption, to replace mutilated, destroyed, lost or stolen Debt Securities of such series, rights of holders of Debt Securities to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) with respect to Debt Securities of any series for which the exact amount of principal and interest due can be determined at the time of the deposit with the Trustee as described below and all the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption ("one-year defeasance"), (b) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series on the 91st day after the deposit with the Trustee as described below (except for the obligations set forth as exceptions in the preceding clause (a)) ("legal defeasance") or (c) to be released from its obligations with respect to the Debt Securities of such series (except for the obligations set forth as exceptions in the preceding clause (a) and the obligations to compensate and indemnify the Trustee, to appoint a successor Trustee, to repay certain moneys held by the Paying Agent and to return certain unclaimed moneys held by the Trustee and to comply with the Trust Indenture Act of 1939, as amended) ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of cash or, in the case of Debt Securities payable in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will insure the availability of monies sufficient, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, premium, if any, and any interest on the Debt Securities of such series, and any mandatory sinking fund thereon, on the due date thereof. Such a trust may (except with respect to one-year defeasance or to the extent the terms of the Debt Securities of such series otherwise provide) only be established, if among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (b) above, must (except to the extent the terms of the Debt Securities of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such legal defeasance or covenant defeasance with respect to the Offered Debt Securities of the series to which such Prospectus Supplement relates. (SECTION 10.1)

MODIFICATION OF THE INDENTURE

    The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of one or more series of Debt Securities or to add Events of Default, (d) cure any ambiguity or correct any inconsistency in the Indenture or to make other changes not materially adverse to the interest of Holders of the Debt Securities, (e) establish the forms or terms of Debt Securities of any series, (f) provide for uncertificated Debt Securities, (g) evidence the acceptance of appointment by a successor trustee or (h) comply with the Trust Indenture Act of 1939, as amended. (SECTION 8.1)

    The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; PROVIDED that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), or any interest thereon is payable, or reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or any right of repayment at the option of the holder of a Debt Security or
(b) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification. (SECTION 8.2)

CONCERNING THE TRUSTEE

    The Company and its subsidiaries maintain ordinary banking relationships with Citibank, N.A. and its affiliates and a number of other banks. The Bank of New York and its affiliates along with a number of other banks have extended credit facilities to the Company and its subsidiaries. The Bank of New York also acts as trustee under the indenture relating to the Junior Subordinated Debt Securities of RJR Nabisco Holdings Corp. and under the Declarations of Trust creating the Trusts.

                              PLAN OF DISTRIBUTION

    The Company may offer the Debt Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and the sale of the Debt Securities in respect of which this Prospectus is delivered will be named in the accompanying Prospectus Supplement. The Prospectus Supplement with respect to such Debt Securities will also set forth the terms of the offering of such Debt Securities, including the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Debt Securities.

    If underwriters are used in an offering of Debt Securities, the name of each managing underwriter, if any, and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering and the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Debt Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Debt Securities offered in a particular offering if any such Debt Securities are purchased.

    In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover syndicate short positions or to stabilize the price of the Debt Securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the syndicate repurchases previously distributed Debt Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    If a dealer is used in an offering of Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    If an agent is used in an offering of Debt Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Debt Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Offers to purchase Debt Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The anticipated date of delivery of Debt Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL MATTERS

    The validity of the Debt Securities will be passed upon for the Company by
H. Colin McBride, Senior Vice President, Associate General Counsel and Secretary of the Company. As of July 31, 1998, H. Colin McBride beneficially owned shares and options to purchase shares totaling less than 0.1% of the number of outstanding shares of Holdings' common stock.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 ERISA MATTERS

    Holdings and certain affiliates of Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the securities offered hereby are acquired by a pension or other employee benefit plan with respect to which Holdings or any of its affiliates is a service provider, unless such securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the securities offered hereby should consult with its legal counsel.

                           RJR NABISCO HOLDINGS CORP.

                      JUNIOR SUBORDINATED DEBT SECURITIES

                     RJR NABISCO HOLDINGS CAPITAL TRUST II
                     RJR NABISCO HOLDINGS CAPITAL TRUST III
                     RJR NABISCO HOLDINGS CAPITAL TRUST IV
                      RJR NABISCO HOLDINGS CAPITAL TRUST V
                     RJR NABISCO HOLDINGS CAPITAL TRUST VI

 PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY RJR NABISCO
                                 HOLDINGS CORP.

                            ------------------------

    RJR Nabisco Holdings Corp. ("Holdings") may offer and sell from time to time junior subordinated debt securities (the "Junior Subordinated Debt Securities") consisting of debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Junior Subordinated Debt Securities will be unsecured obligations of Holdings, subordinate and junior in right of payment to all of its Senior Indebtedness (as defined herein).

    RJR Nabisco Holdings Capital Trust II, RJR Nabisco Holdings Capital Trust III, RJR Nabisco Holdings Capital Trust IV, RJR Nabisco Holdings Capital Trust V and RJR Nabisco Holdings Capital Trust VI (each an "RJR Nabisco Holdings Capital Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, preferred securities representing undivided beneficial interests in the assets of the respective RJR Nabisco Holdings Capital Trusts ("Preferred Securities"). The payment of periodic cash distributions with respect to Preferred Securities of the Trust out of moneys held by the Institutional Trustee (as defined herein) of each of the RJR Nabisco Holdings Capital Trusts, and payments on liquidation of each RJR Nabisco Holdings Capital Trust and on redemption of Preferred Securities of such RJR Nabisco Holdings Capital Trust, will be guaranteed by Holdings as and to the extent described herein (each, a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees". Holdings' obligation under each Preferred Securities Guarantee is an unsecured obligation of Holdings and will rank (i) PARI PASSU in right of payment with Holdings' obligations under the Preferred Securities Guarantees and other guarantees of preferred securities of any Financing Entity (as defined herein), (ii) subordinate and junior in right of payment to all Senior Indebtedness of Holdings, except obligations and securities made PARI PASSU or subordinate by their terms, and the Junior Subordinated Debt Securities, and (iii) senior to all capital stock now or hereafter issued by Holdings and to any guarantee now or hereafter entered into by Holdings in respect of any of its capital stock. Junior Subordinated Debt Securities may be issued and sold from time to time in one or more series by Holdings to an RJR Nabisco Holdings Capital Trust, or a trustee of such trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such RJR Nabisco Holdings Capital Trust. The Junior Subordinated Debt Securities purchased by an RJR Nabisco Holdings Capital Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such RJR Nabisco Holdings Capital Trust, upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

    Specific terms of the Junior Subordinated Debt Securities of any series or the Preferred Securities of any RJR Nabisco Holdings Capital Trust in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which will describe, without limitation and where applicable, the following: (i) in the case of Junior Subordinated Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, if any, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of Holdings, if any, to defer payments of interest on the Junior Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, and any listing on a securities exchange and other specific terms of the offering; and (ii) in the case of Preferred Securities, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights (if any), terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Securities of Holdings.

    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering. Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities. By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus is a part, RJR Nabisco, Inc. may offer Debt Securities in one or more series from time to time. The aggregate initial public offering price of the securities to be offered by this Prospectus and such other prospectus shall not exceed $2,250,000,000. The aggregate initial offering price of the securities to be offered by this Prospectus shall not exceed $1,250,000,000.

                            ------------------------

    Holdings and/or each of the RJR Nabisco Holdings Capital Trusts may sell the Offered Securities directly to purchasers or through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to Holdings and/or any RJR Nabisco Holdings Capital Trust will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter, the purchase price less commission in the case of an agent--in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is August 31, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.The address of such site is http://www.sec.gov. Such reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange certain of Holdings' securities are listed.

    This Prospectus constitutes a part of a Registration Statement filed by Holdings and the RJR Nabisco Holdings Capital Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Holdings, the RJR Nabisco Holdings Capital Trusts and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    No separate financial statements of any of the RJR Nabisco Holdings Capital Trusts have been included or incorporated by reference herein. Holdings and the RJR Nabisco Holdings Capital Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each RJR Nabisco Holdings Capital Trust will be owned, directly or indirectly by, Holdings, a reporting company under the Exchange Act, (ii) each of the RJR Nabisco Holdings Capital Trusts is a newly-formed special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing Trust Securities (as defined herein) representing undivided beneficial interests in the assets of such RJR Nabisco Holdings Capital Trust and investing the proceeds thereof in Junior Subordinated Debt Securities issued by Holdings and (iii) the obligations of each of the RJR Nabisco Holdings Capital Trusts under the Preferred Securities of such RJR Nabisco Holdings Capital Trust are fully and unconditionally guaranteed by Holdings as and to the extent described herein. See "The RJR Nabisco Holdings Capital Trusts," "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities." The RJR Nabisco Holdings Capital Trusts are statutory business trusts formed under the laws of the State of Delaware. Holdings, as of the date of this Prospectus, beneficially owns all of the beneficial interests in each of the RJR Nabisco Holdings Capital Trusts.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission by Holdings (File No. 1-10215) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

    (b) Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998,

    (c) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, and

    (d) All documents filed by Holdings pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Requests should be made to RJR Nabisco Holdings Corp., Attention: Investor Relations Department, 1301 Avenue of the Americas, New York, New York 10019, telephone number (212) 258-5600.

                                    HOLDINGS

    The operating subsidiaries of Holdings, owned through its wholly owned subsidiary, RJR Nabisco, Inc. ("RJRN"), comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by R. J. Reynolds Tobacco Company ("RJRT"), a wholly owned subsidiary of RJRN and the second largest manufacturer of cigarettes, and the food business is conducted by Nabisco Holdings Corp. ("Nabisco Holdings") through its wholly owned subsidiary, Nabisco, Inc. ("Nabisco"), the largest manufacturer and marketer of cookies and crackers. RJRN owns approximately 80.6% of the economic interest and approximately 97.6% of the voting power of Nabisco Holdings. Tobacco operations outside the United States are conducted by R. J. Reynolds International B.V. ("Reynolds International") and food operations outside the United States are conducted by Nabisco International and Nabisco Ltd, subsidiaries of Nabisco. RJRT's and Reynolds International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

TOBACCO

    RJRT's largest selling cigarette brands in the United States include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. RJRT's other cigarette brands, including MONARCH, MORE, NOW, CENTURY, STERLING and MAGNA, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. Reynolds International operates in over 170 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market.

FOOD

    Nabisco is one of the largest food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, SNACKWELL'S, NEWTONS, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE and CREAM OF WHEAT. Nabisco International is a leading producer of biscuits, powdered dessert and drink mixes, baking powder, pasta, juices, milk products and other grocery items, as well as industrial yeast and baking ingredients, in many of the 17 Latin American countries in which it has operations. Nabisco Ltd, which conducts Nabisco's Canadian operations through a biscuit division, a grocery division and a food service division, is that country's largest cookie and cracker business and one of its leading producers of canned fruits, canned vegetables, fruit juice and drinks and pet snacks.

                    THE RJR NABISCO HOLDINGS CAPITAL TRUSTS

    Each of the RJR Nabisco Holdings Capital Trusts is a statutory business trust that was formed under the Delaware Business Trust Act (the "Business Trust Act") on August 6, 1998 pursuant to separate declarations of trust dated August 5, 1998 among the Trustees of such RJR Nabisco Holdings Capital Trust and Holdings and the filing of separate certificates of trust with the Secretary of State of Delaware. Each such Declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part, as of the date the Preferred Securities of such RJR Nabisco Holdings Capital Trust are initially issued. Each Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities by an RJR Nabisco Holdings Capital Trust, the holders thereof will own all of the issued and outstanding Preferred Securities of such RJR Nabisco Holdings Capital Trust. Holdings has agreed to acquire common securities representing common undivided beneficial interests in the assets of each RJR Nabisco Holdings Capital Trust (the "Common Securities," and together with the Preferred Securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of each RJR Nabisco Holdings Capital Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of each RJR Nabisco Holdings Capital Trust. The Preferred Securities and the Common Securities will have equivalent terms; provided that
(i) if a Declaration Event of Default (as defined herein) under the Declaration occurs and is continuing, the holders of Preferred Securities will have a priority over holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees (other than the Special Regular Trustee) and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event.

    The number of Trustees of each RJR Nabisco Holdings Capital Trust shall initially be five. Three of the Trustees (the "Regular Trustees") are individuals who are employees and officers of Holdings or its affiliates. The fourth trustee is The Bank of New York, which will act as the indenture trustee for purposes of the Trust Indenture Act. The fifth trustee is The Bank of New York (Delaware), which will serve as the Delaware Trustee. Pursuant to each Declaration, the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined under "Description of Junior Subordinated Debt Securities") with respect to the Junior Subordinated Debt Securities. The Institutional Trustee will promptly make distributions to the holders of the Trust Securities, out of any funds in the applicable Trust. The Preferred Securities Guarantees will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its separate capacity as trustee with respect to the Preferred Securities Guarantees for the benefit of the holders of the Preferred Securities.

    Each RJR Nabisco Holdings Capital Trust exists for the purpose of (a) issuing its Preferred Securities and its Common Securities in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debt Securities of Holdings and (b) engaging in such other activities as are necessary or incidental thereto. The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

    The duties and obligations of the Trustees of each RJR Nabisco Holdings Capital Trust shall be governed by the Declaration of such Trust. Under its Declaration, each RJR Nabisco Holdings Capital Trust shall not, and the Trustees (including the Institutional Trustee) shall cause such RJR Nabisco Holdings Capital Trust not to, engage in any activity other than in connection with the purposes of such RJR Nabisco Holdings Capital Trust or other than as required or authorized by the related Declaration. In particular, each RJR Nabisco Holdings Capital Trust shall not and the Trustees (including the Institutional Trustee) shall not (a) invest any proceeds received by such RJR Nabisco Holdings Capital Trust from holding the Junior Subordinated Debt Securities but shall promptly distribute all such proceeds to holders of Trust Securities pursuant to the terms of the related Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the related Declaration; (c) possess Trust property for other than a Trust purpose;
(d) make any loans, other than loans represented by the Junior Subordinated Debt Securities, (e) possess any power or otherwise act in such a way as to vary the assets of such RJR Nabisco Holdings Capital Trust or the terms of the Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such RJR Nabisco Holdings Capital Trust other than the Trust Securities; (g) incur any indebtedness for borrowed money or (h) (i) direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee (as defined under "Description of Junior Subordinated Debentures") with respect to the Junior Subordinated Debt Securities deposited in that RJR Nabisco Holdings Capital Trust or upon the Institutional Trustee of that RJR Nabisco Holdings Capital Trust with respect to its Preferred Securities, (ii) waive any past default that is waivable under the Indenture or the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debt Securities or the Declaration, in each case where such consent shall be required, unless in the case of this clause (h), the Institutional Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause such RJR Nabisco Holdings Capital Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and that such RJR Nabisco Holdings Capital Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The books and records of each RJR Nabisco Holdings Capital Trust will be maintained at the principal office of such RJR Nabisco Holdings Capital Trust and will be open for inspection by a holder of Preferred Securities of such RJR Nabisco Holdings Capital Trust or the duly authorized representative of such holder for any purpose reasonably related to its interest in such RJR Nabisco Holdings Capital Trust during normal business hours.

    Except as provided below or under the Business Trust Act and the Trust Indenture Act, holders of Preferred Securities will have no voting rights. If
(i) distributions on the Preferred Securities of an RJR Nabisco Holdings Capital Trust are in arrears for six consecutive regularly scheduled quarterly distribution periods or (ii) an Event of Default under the Declaration occurs and is continuing, holders of Preferred Securities of such RJR Nabisco Holdings Capital Trust shall have the right to vote, as a single class, for the appointment of a Special Regular Trustee who need not be an employee or officer of or otherwise affiliated with Holdings. The Special Regular Trustee shall have the same rights, powers and privileges under the applicable Declaration as a Regular Trustee.

    The Institutional Trustee, for the benefit of the holders of the Trust Securities of an RJR Nabisco Holdings Capital Trust, is authorized under each Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debt Securities deposited in such RJR Nabisco Holdings Capital Trust and to enforce Holdings' obligations under such Junior Subordinated Debt Securities upon the occurrence of an Indenture Event of Default. The Institutional Trustee shall also be authorized to enforce the rights of holders of Preferred Securities of an RJR Nabisco Holdings Capital Trust under the Preferred Securities Guarantee. If any RJR Nabisco Holdings Capital Trust's failure to make distributions on the Preferred Securities of an RJR Nabisco Holdings Capital Trust is a consequence of Holdings' exercise of its right to extend the interest payment period for the Junior Subordinated Debt Securities deposited in such RJR Nabisco Holdings Capital Trust, the Institutional Trustee will have no right to enforce the payment of distributions on the Preferred Securities until a Declaration Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Preferred Securities issued by an RJR Nabisco Holdings Capital Trust will have the right to direct the Institutional Trustee for that RJR Nabisco Holdings Capital Trust with respect to certain matters under the Declaration for that RJR Nabisco Holdings Capital Trust and the related Preferred Securities Guarantee. If the Institutional Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of

Preferred Securities may, after a period of 90 days has elapsed from such holder's written request to the Institutional Trustee to enforce such rights or the Preferred Securities Guarantee, institute a legal proceeding against Holdings to enforce such rights or the Preferred Securities Guarantee, as the case may be. In addition, the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of payment to such holders of principal of, or premium, if any, or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holders.

    Pursuant to each Declaration, distributions on the Preferred Securities must be paid on the dates payable out of any funds in the applicable RJR Nabisco Holdings Capital Trust to the extent that the Institutional Trustee has cash on hand in the Property Account to permit such payment. If Holdings does not make interest payments on the Junior Subordinated Debt Securities deposited in the RJR Nabisco Holdings Capital Trust as trust assets, the Institutional Trustee will not make distributions on the Preferred Securities of such RJR Nabisco Holdings Capital Trust. Under each Declaration, if and to the extent Holdings does make interest payments on the Junior Subordinated Debt Securities deposited in the RJR Nabisco Holdings Capital Trust as trust assets, the Institutional Trustee is obligated to make distributions on the Trust Securities of such RJR Nabisco Holdings Capital Trust on a Pro Rata Basis (as defined below). The payment of distributions on the Preferred Securities of an RJR Nabisco Holdings Capital Trust is guaranteed by Holdings on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees." A Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment to the Institutional Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the RJR Nabisco Holdings Capital Trust as trust assets. As used in this Prospectus the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities of an RJR Nabisco Holdings Capital Trust according to the aggregate liquidation amount of the Trust Securities of such RJR Nabisco Holdings Capital Trust held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities of such RJR Nabisco Holdings Capital Trust outstanding unless, in relation to a payment, a Declaration Event of Default (as defined herein) under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities of such RJR Nabisco Holdings Capital Trust pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities of such RJR Nabisco Holdings Capital Trust outstanding, and only after satisfaction of all amounts owed to the holders of the Preferred Securities, to each holder of Common Securities of such RJR Nabisco Holdings Capital Trust pro rata according to the aggregate liquidation amount of the Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all Common Securities of such RJR Nabisco Holdings Capital Trust outstanding.

    If an event of default under the Indenture (an "Indenture Event of Default") occurs and is continuing with respect to Junior Subordinated Debt Securities deposited in an RJR Nabisco Holdings Capital Trust as assets, an event of default under the Declaration (a "Declaration Event of Default") of such RJR Nabisco Holdings Capital Trust will occur and be continuing with respect to the outstanding Trust Securities of such RJR Nabisco Holdings Capital Trust. In such event, each Declaration provides that the holders of Common Securities of such RJR Nabisco Holdings Capital Trust will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities of such RJR Nabisco Holdings Capital Trust have been cured or waived. Until all such Declaration Events of Default with respect to the Preferred Securities of such RJR Nabisco Holdings Capital Trust have been so cured or waived, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities of such RJR Nabisco Holdings Capital Trust and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under such Declaration and consequently under the Indenture. If any Declaration Event of Default with respect to the Preferred Securities of such RJR

Nabisco Holdings Capital Trust is waived by the holders of the Preferred Securities of such RJR Nabisco Holdings Capital Trust as provided in the Declaration, the holders of Common Securities pursuant to such Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities.

    Each Declaration provides that the Trustees of such RJR Nabisco Holdings Capital Trust may treat the person in whose name a Preferred Security is registered on the books and records of such RJR Nabisco Holdings Capital Trust as the sole holder thereof and of the Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Preferred Securities represented thereby on the part of any person, whether or not such RJR Nabisco Holdings Capital Trust shall have actual or other notice thereof. Preferred Securities will be issued in fully registered form. Unless otherwise specified in a Prospectus Supplement, investors may elect to hold their Preferred Securities directly or, subject to the rules and procedures of the depositary institution (the "Depositary Institution") named in an accompanying Prospectus Supplement, hold interests in a global certificate registered on the books and records of such RJR Nabisco Holdings Capital Trust in the name of a Depositary Institution or its nominee. Under each Declaration:

    (i) such RJR Nabisco Holdings Capital Trust and the Trustees thereof shall be entitled to deal with a Depositary Institution (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration, shall have no obligation to persons beneficially owning Preferred Securities ("Preferred Security Beneficial Owners") registered in the name of and held by a Depositary Institution or its nominee; and

    (ii) the rights of Preferred Security Beneficial Owners shall be exercised only through a Depositary Institution (or any successor depositary) and shall be limited to those established by law and agreements between such Preferred Security Beneficial Owners and a Depositary Institution and/or its participants. With respect to Preferred Securities registered in the name of and held by a Depositary Institution or its nominee, all notices and other communications required under each Declaration shall be given to, and all distributions on such Preferred Securities shall be given or made to, a Depositary Institution (or its successor).

    The specific terms of the depositary arrangement with respect to the Preferred Securities will be disclosed in the applicable Prospectus Supplement.

    In each Declaration, Holdings has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the applicable RJR Nabisco Holdings Capital Trust, including the fees and expenses of its Trustees and any taxes and all costs and expenses with respect thereto, to which such RJR Nabisco Holdings Capital Trust may become subject, except for United States withholding taxes. The foregoing obligations of Holdings under the Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of Holdings directly against Holdings and Holdings has irrevocably waived any right or remedy to require that any such Creditor take any action against any RJR Nabisco Holdings Capital Trust or any other person before proceeding against Holdings. Holdings has agreed in each Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

    THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE DECLARATIONS SUMMARIZES THE MATERIAL TERMS THEREOF. REFERENCE IS MADE AND SUCH SUMMARY IS QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE TO THE FORM OF DECLARATION WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The business address of each RJR Nabisco Holdings Capital Trust is c/o RJR Nabisco Holdings Corp., 1301 Avenue of the Americas, New York, New York 10019, telephone number (212) 258-5600.

                                USE OF PROCEEDS

    Each RJR Nabisco Holdings Capital Trust will use all proceeds received from the sale of its Trust Securities to purchase Junior Subordinated Debt Securities from Holdings.

    Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Junior Subordinated Debt Securities are expected to be used by Holdings for general corporate purposes.

        CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS/DEFICIENCY
            IN THE COVERAGE OF COMBINED FIXED CHARGES AND PREFERRED
                STOCK DIVIDENDS BY EARNINGS BEFORE FIXED CHARGES

    The ratio of earnings to fixed charges for the six months ended June 30, 1998 and for each of the periods in the five-year period ended December 31, 1997 are as follows:

                                                                    SIX MONTHS
                                                                       ENDED               FOR THE YEARS ENDED DECEMBER 31,
                                                                     JUNE 30,     --------------------------------------------------
                                                                       1998          1997         1996         1995         1994
                                                                   -------------     -----        -----        -----        -----
                                                                                         (DOLLARS IN MILLIONS)
                                                                                              (UNAUDITED)
Ratio of earnings to fixed charges...............................       --               1.9          2.2          2.2          2.2
Deficiency in the coverage of fixed charges by earnings before
  fixed charges..................................................    $     141        --           --           --           --
Ratio of earnings to combined fixed charges and preferred stock
  dividends......................................................       --               1.6          1.7          1.5          1.4
Deficiency in the coverage of combined fixed charges and
  preferred stock dividends by earnings before fixed charges.....    $     171        --           --           --           --


                                                                     1993
                                                                   ---------

Ratio of earnings to fixed charges...............................        1.1
Deficiency in the coverage of fixed charges by earnings before
  fixed charges..................................................     --
Ratio of earnings to combined fixed charges and preferred stock
  dividends......................................................     --
Deficiency in the coverage of combined fixed charges and
  preferred stock dividends by earnings before fixed charges.....  $     266

    For purposes of these computations, earnings consist of income before income taxes and fixed charges less minority interest in the pre-tax income of Nabisco Holdings. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, capitalized interest and that portion of operating rental expense representative of the interest factor. Also, for purposes of these computations, preferred stock dividends have been increased to present the equivalent pre-tax amount, as applicable.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    Each RJR Nabisco Holdings Capital Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each RJR Nabisco Holdings Capital Trust authorizes the Regular Trustees of such RJR Nabisco Holdings Capital Trust to issue on behalf of such RJR Nabisco Holdings Capital Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of an RJR Nabisco Holdings Capital Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such RJR Nabisco Holdings Capital Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such RJR Nabisco Holdings Capital Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such RJR Nabisco Holdings Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such RJR Nabisco Holdings Capital Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such RJR Nabisco Holdings Capital Trust to the holders of Preferred Securities of such RJR Nabisco Holdings Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such RJR Nabisco Holdings Capital Trust, (vi) the obligation or right, if any, of such RJR Nabisco Holdings Capital Trust to purchase or redeem Preferred Securities issued by such RJR Nabisco Holdings Capital Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such RJR Nabisco Holdings Capital Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such RJR Nabisco Holdings Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval of the holders of Preferred Securities, or of Preferred Securities issued by one or more RJR Nabisco Holdings Capital Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such RJR Nabisco Holdings Capital Trust, (viii) terms for any conversion or exchange into other securities and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such RJR Nabisco Holdings Capital Trust consistent with the Declaration of such RJR Nabisco Holdings Capital Trust and with applicable law. All Preferred Securities offered hereby will be guaranteed by Holdings as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Preferred Securities, each RJR Nabisco Holdings Capital Trust will issue one series of Common Securities. The Declaration of each RJR Nabisco Holdings Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such RJR Nabisco Holdings Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an RJR Nabisco Holdings Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such RJR Nabisco Holdings Capital Trust and the Common Securities will rank PARI PASSU, and payments will be made thereon on a Pro Rata Basis, with the Preferred Securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by an RJR Nabisco Holdings Capital Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of that RJR Nabisco Holdings Capital Trust. All of the Common Securities of an RJR Nabisco Holdings Capital Trust will be directly or indirectly owned by Holdings.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Preferred Securities Guarantees that will be executed and delivered by Holdings for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as trustee with respect thereto, for the benefit of the holders of the Preferred Securities of the applicable RJR Nabisco Holdings Capital Trust. The terms of each Preferred Securities Guarantee include those stated in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The description of the Preferred Securities Guarantee set forth below summarizes the material terms thereof and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

GENERAL

    Pursuant to each Preferred Securities Guarantee, Holdings will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an RJR Nabisco Holdings Capital Trust, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by such RJR Nabisco Holdings Capital Trust), to the extent not paid by such RJR Nabisco Holdings Capital Trust, regardless of any defense, right of set-off or counterclaim that such RJR Nabisco Holdings Capital Trust may have or assert. The following payments or distributions with respect to the Preferred Securities issued by an RJR Nabisco Holdings Capital Trust to the extent not paid or made by such RJR Nabisco Holdings Capital Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions on the Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Preferred Securities called for redemption by such RJR Nabisco Holdings Capital Trust, but only if and to the extent that in each case Holdings has made a payment to the related Institutional Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in such RJR Nabisco Holdings Capital Trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of such RJR Nabisco Holdings Capital Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of the Junior Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent such RJR Nabisco Holdings Capital Trust has funds available therefor, and (b) the amount of assets of such RJR Nabisco Holdings Capital Trust remaining available for distribution to holders of Preferred Securities in liquidation of such RJR Nabisco Holdings Capital Trust. Holdings' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Holdings to the holders of Preferred Securities or by causing the applicable RJR Nabisco Holdings Capital Trust to pay such amounts to such holders.

    The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that Holdings has made a payment to the Institutional Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the RJR Nabisco Holdings Capital Trust as trust assets. If Holdings does not make interest or principal payments on the Junior Subordinated Debt Securities deposited in the RJR Nabisco Holdings Capital Trust as trust assets, the Institutional Trust will not make distributions of the Preferred Securities of such RJR Nabisco Holdings Capital Trust and the RJR Nabisco Holdings Capital Trust will not have funds available therefor.

CERTAIN COVENANTS OF HOLDINGS

    Unless otherwise provided in the applicable Prospectus Supplement, in each Preferred Securities Guarantee, Holdings will covenant and agree that, so long as the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust remain outstanding, Holdings will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) Holdings shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Event of Default under the related Declaration or (iii) Holdings shall have given notice of its election of an Extension Period (as defined in the Declaration) as provided in the Indenture and such period, or any extension thereof, is continuing; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including its ESOP Convertible Preferred Stock, in accordance with the terms of such stock. In addition, so long as the Preferred Securities remain outstanding, Holdings has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable RJR Nabisco Holdings Capital Trust and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the related Declaration; PROVIDED that any permitted successor of Holdings under the Indenture may succeed to Holdings' ownership of the Common Securities issued by the applicable RJR Nabisco Holdings Capital Trust and (ii) to use reasonable efforts to cause such RJR Nabisco Holdings Capital Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust. The manner of obtaining any such approval of holders of the Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Preferred Securities Guarantee of the applicable RJR Nabisco Holdings Capital Trust shall bind the successors, assigns, receivers, trustees and representatives of Holdings and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving Holdings that is permitted under the Indenture, Holdings may not assign its obligations under the Preferred Securities Guarantee.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    Each Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust upon full payment of the redemption price of all Preferred Securities of such RJR Nabisco Holdings Capital Trust, or upon distribution of the Junior Subordinated Debt Securities to the holders of Preferred Securities of such RJR Nabisco Holdings Capital Trust in exchange for all of the Preferred Securities issued by such RJR Nabisco Holdings Capital Trust, or upon full payment of the amounts payable upon liquidation of such RJR Nabisco Holdings Capital Trust. Notwithstanding the foregoing, the Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust must restore payment of any sums paid with respect to the Preferred Securities or the Preferred Securities Guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    Holdings' obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Holdings and will rank (i) PARI PASSU in right of payment with Holdings' obligations under the other Preferred Securities Guarantees and other guarantees of preferred securities of any Financing Entity (as defined herein), (ii) subordinate and junior in right of payment to all Senior Indebtedness of Holdings, except obligations and securities made PARI PASSU or subordinate by their terms, and the Junior Subordinated Debt Securities, and (iii) senior to all capital stock now or hereafter issued by Holdings and to any guarantee now or hereafter entered into by Holdings in respect of any of its capital stock. Holdings' obligations under each Preferred Securities Guarantee will rank PARI PASSU with its guarantee of the $949,000,000 aggregate liquidation amount of preferred securities issued by RJR Nabisco Holdings Capital Trust I. Because Holdings is a holding company, Holdings' obligations under the Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Holdings' subsidiaries, except to the extent that Holdings is a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the related Preferred Securities Guarantee.

    Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with the Institutional Trustee, as Indenture trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust. The Institutional Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities issued by the applicable RJR Nabisco Holding Capital Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Preferred Securities Guarantee, including the giving of directions to the Institutional Trustee. If the Institutional Trustee fails to enforce such Preferred Securities Guarantee as above provided, any holder of Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust may, after a period of 90 days has elapsed from such holder's written request to the Institutional Trustee to enforce such Preferred Securities Guarantee, institute a legal proceeding directly against Holdings to enforce its rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable RJR Nabisco Holdings Capital Trust or any other person or entity.

MISCELLANEOUS

    Holdings will be required to provide annually to The Bank of New York a statement as to the performance by Holdings of certain of its obligations under the Preferred Securities Guarantees and as to any default in such performance. Holdings is required to file annually with The Bank of New York an officer's certificate as to Holdings' compliance with all conditions under the Preferred Securities Guarantees.

    The Bank of New York, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Preferred Securities Guarantee and, after default with respect to a Preferred Securities Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, The Bank of New York is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Set forth below is a description of the Junior Subordinated Debt Securities which will be deposited in the RJR Nabisco Holdings Capital Trust as trust assets. The terms of the Junior Subordinated Debt Securities include those stated in the Indenture dated September 21, 1995 between Holdings and the Indenture Trustee, as supplemented by the First Supplemental Indenture dated September 21, 1995 between Holdings and the Indenture Trustee (as so supplemented, the "Indenture"), forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part, and those made part of the Indenture by the Trust Indenture Act. The following description summarizes the material terms of the Indenture and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture.

GENERAL

    The Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series in unlimited amounts pursuant to an indenture supplemental to the Indenture. Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Junior Subordinated Debt Securities being offered thereby, to the extent applicable: (i) the specific title of such Junior Subordinated Debt Securities, aggregate principal amount and purchase price; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the place or places where principal of (and premium, if any) and interest, if any, on such Junior Subordinated Debt Securities will be payable; (viii) the portion of the principal amount of such Junior Subordinated Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (ix) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of Holdings; (x) the right and/or obligation, if any of Holdings to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (xi) the form of such Junior Subordinated Debt Securities; (xii) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities shall be issuable; (xiii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the Junior Subordinated Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary. Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debt Securities will not be listed on any national securities exchange.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Junior Subordinated Debt Securities will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. No service charge will be made for any transfer or exchange of such Junior Subordinated Debt Securities, but Holdings or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Special United States federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the applicable Prospectus Supplement.

    If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Junior Subordinated Debt Securities, special United States Federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

    If the Preferred Securities of an RJR Nabisco Holdings Capital Trust are listed on the New York Stock Exchange or another securities exchange and the Junior Subordinated Debt Securities are distributed to the holders of such Preferred Securities of an RJR Nabisco Holdings Capital Trust upon the dissolution of such RJR Nabisco Holdings Capital Trust, Holdings will use its reasonable efforts to list the Junior Subordinated Debt Securities on the New York Stock Exchange or on such other exchange on which the Preferred Securities of the applicable RJR Nabisco Holdings Capital Trust are then listed.

    The Indenture does not contain provisions which would afford the holders of the Junior Subordinated Debt Securities protection in the event of a decline in Holdings' credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving Holdings.

CERTAIN COVENANTS OF HOLDINGS APPLICABLE TO THE JUNIOR SUBORDINATED DEBT
  SECURITIES

    Unless otherwise provided in the applicable Prospectus Supplement, if Junior Subordinated Debt Securities are issued to an RJR Nabisco Holdings Capital Trust in connection with the issuance of Trust Securities by such RJR Nabisco Holdings Capital Trust, Holdings will covenant in the Indenture that, so long as the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust remain outstanding, Holdings will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) Holdings shall be in default with respect to its Guarantee Payments or other payment obligations under any Preferred Securities Guarantee, (ii) there shall have occurred any Indenture Event of Default with respect to any Junior Subordinated Debt Securities or
(iii) Holdings shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing; PROVIDED that Holdings will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Holdings, of any of its preferred stock, including its ESOP Convertible Preferred Stock, in accordance with the terms of such stock and to make payments under the Preferred Securities Guarantees. In addition, in the event that Junior Subordinated Debt Securities are issued to an RJR Nabisco Holdings Capital Trust in connection with the issuance of Trust Securities by such RJR Nabisco Holdings Capital Trust, so long as the Preferred Securities issued by the applicable RJR Nabisco Holdings Capital Trust remain outstanding, Holdings has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable RJR Nabisco Holdings Capital Trust and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the Declaration; provided that any permitted successor of Holdings under the Indenture may succeed to Holdings' ownership of the Common Securities issued by the applicable RJR Nabisco Holdings Capital Trust, (ii) to comply fully with all of its obligations and agreements contained in the related Declaration and (iii) to use reasonable efforts to cause such RJR Nabisco Holdings Capital Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities.

SUBORDINATION

    Unless otherwise indicated in the applicable Prospectus Supplement, Junior Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of Holdings. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Holdings or its property or any proceeding for voluntary liquidation, dissolution or other winding up of Holdings, or (b) that Junior Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of an Event of Default under the Indenture (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debt Securities are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such

Junior Subordinated Debt Securities. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness, as "event of default" is defined therein or in the agreement under which the same is outstanding, no payment of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities shall be made.

    The term "Senior Indebtedness" means (a) the principal of and premium, if any, and interest on all indebtedness of Holdings, whether outstanding on the date of the Indenture or thereafter created, (i) for money borrowed by Holdings,
(ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by Holdings, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of Holdings at the time of the acquisition of such property by Holdings, for the payment of which Holdings is directly liable and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or PARI PASSU with the Junior Subordinated Debt Securities, as the case may be, and PROVIDED, FURTHER, that the Junior Subordinated Debt Securities shall rank PARI PASSU with all other debt securities, issued to (y) any other RJR Nabisco Holdings Capital Trust and (z) any other trusts, partnerships or any other entity affiliated with Holdings which is a financing vehicle of Holdings ("Financing Entity") in connection with an issuance of preferred securities by such Financing Entity, or
(ii) any indebtedness of Holdings to a Subsidiary. As used in the first sentence of this paragraph the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of Holdings.

    The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness, that may be issued. As of June 30, 1998, Holdings (on an unconsolidated basis) had no Senior Indebtedness other than guarantees issued pursuant to its credit facilities, and the only obligations under these credit facilities were for accrued and unpaid facility and other similar fees. In addition, as of June 30, 1998, Holdings had $949,000,000 of PARI PASSU indebtedness consisting of 10% Trust Originated Preferred Securities and guarantees thereof issued by RJR Nabisco Holdings Capital Trust I. Because Holdings is a holding company, the Junior Subordinated Debt Securities are also effectively subordinated to all existing and future liabilities, including trade payables, of Holdings' subsidiaries, except to the extent that Holdings is a creditor of the subsidiaries recognized as such. Claims on Holdings' subsidiaries by creditors other than Holdings include liabilities incurred in the ordinary course of business. There are no terms in the Preferred Securities, the Junior Subordinated Debt Securities or the Preferred Securities Guarantee that limit Holdings' ability to incur additional indebtedness, including indebtedness that ranks senior to or PARI PASSU with the Junior Subordinated Debt Securities and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "Description of the Preferred Securities Guarantee-- Status of the Preferred Securities Guarantee."

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Nothing contained in the Indenture or in the Junior Subordinated Debt Securities will prevent any consolidation of Holdings with, or merger of Holdings into, any other corporation or corporations (whether or not affiliated with Holdings), or successive consolidations or mergers to which Holdings or its successor will be a party, or will prevent any sale, lease or conveyance of the property of Holdings, as an entirety or substantially as an entirety; provided that upon any such consolidation, merger, sale, lease or conveyance to which Holdings is a party and in which Holdings is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by Holdings and the due and punctual payment of the principal of and interest on all of the Junior Subordinated Debt Securities, according to their tenor, shall be expressly assumed by supplemental Indenture satisfactory in form to the Indenture Trustee, executed and delivered to the Indenture Trustee, by the corporation formed by such consolidation, or into which Holdings shall have been merged, or which shall have acquired such property. (SECTION 9.1)

EVENTS OF DEFAULT

    An Event of Default is defined under the Indenture as being: (a) default in payment of any principal of the Junior Subordinated Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Junior Subordinated Debt Securities of such series, provided that a declaration of a valid Extension Period by Holdings shall not constitute a default in the payment of interest for this purpose; (c) default in the payment of any sinking fund installment on the Junior Subordinated Debt Securities of such series when the same shall become due and payable; (d) default for 90 days after written notice in the observance or performance of any other covenant or agreement in the Junior Subordinated Debt Securities of such series or the Indenture other than a covenant included in such Indenture solely for the benefit of a series of Junior Subordinated Debt Securities other than such series; and (e) certain events of bankruptcy, insolvency or reorganization. (SECTION 5.1)

    The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or any interest on, any series of Junior Subordinated Debt Securities or due to the default in the performance or breach of any other covenant or warranty of Holdings applicable to the Junior Subordinated Debt Securities of such series but not applicable to all outstanding Junior Subordinated Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Junior Subordinated Debt Securities of all affected series (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which such Junior Subordinated Debt Securities have not been distributed to the holders of Junior Subordinated Debt Securities of such RJR Nabisco Holdings Capital Trust (such event, a "Security Exchange") has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), then outstanding may then declare the principal of all Junior Subordinated Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any of the other covenants or agreements in the Indenture applicable to all outstanding Junior Subordinated Debt Securities or due to certain events of bankruptcy, insolvency and reorganization of Holdings shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Junior Subordinated Debt Securities then outstanding (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), may declare the principal of all such Junior Subordinated Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such Junior Subordinated Debt Securities) by the holders of a majority in principal amount of the Junior Subordinated Debt Securities of all such affected series then outstanding (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust). (SECTION 5.1)

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Junior Subordinated Debt Securities (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), before proceeding to exercise any right or power under the Indenture at the request of such holders. (SECTION 5.6) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Junior Subordinated Debt Securities (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (SECTION 5.9)

    The Indenture provides that no holder of Junior Subordinated Debt Securities may institute any action against Holdings under the Indenture (except actions for payment of overdue principal or interest, provided that a declaration of a valid Extension Period by Holdings shall not constitute a failure to pay interest for this purpose) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Junior Subordinated Debt Securities of all affected series (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Junior Subordinated Debt Securities of all affected series (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust). (SECTION 5.6 AND SECTION 5.7)

    The Indenture contains a covenant that Holdings will file annually, not more than four months after the end of its fiscal year, with the Trustee a certificate that no default existed or a certificate specifying any default that existed, each as of the end of the fiscal year so ended. (SECTION 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides with respect to each series of Junior Subordinated Debt Securities that, except to the extent the terms of such series of Junior Subordinated Debt Securities provide otherwise, Holdings may elect either (a) to defease and be discharged from any and all obligations with respect to the Junior Subordinated Debt Securities of such series (except for the obligations to register the transfer or exchange of the Junior Subordinated Debt Securities of such series, to replace temporary or mutilated, destroyed, lost or stolen Junior Subordinated Debt Securities of such series, to maintain an office or agency in respect of the Junior Subordinated Debt Securities of such series and to hold moneys for payment in trust) ("legal defeasance") or (b) to be released from its obligations with respect to the Junior Subordinated Debt Securities of such series (except for the obligations set forth as exceptions in the preceding clause (a) and except for the obligations to pay the principal of and interest, if any, on the Junior Subordinated Debt Securities, to compensate and indemnify the Trustee, to appoint a successor Trustee, to repay certain moneys held by the Paying Agent and to return certain unclaimed moneys held by the Trustee and Paying Agent) ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money or, in the case of Junior Subordinated Debt Securities payable in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and any interest on the Junior Subordinated Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the due date thereof. Such a trust may (except to the extent the terms of the Junior Subordinated Debt Securities of such series otherwise provide) only be established, if among other things, Holdings has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Junior Subordinated Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (a) above, must (except to the extent the terms of the Junior Subordinated Debt Securities of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (SECTION 10.1)

MODIFICATION OF THE INDENTURE

    The Indenture provides that Holdings and the Trustee may enter into supplemental Indentures without the consent of the holders of Junior Subordinated Debt Securities to: (a) secure any Junior Subordinated Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of Holdings, (c) add covenants for the protection of the holders of Junior Subordinated Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the forms or terms of Junior Subordinated Debt Securities of any series, (f) provide for uncertificated Junior Subordinated Debt Securities and (g) evidence the acceptance of appointment by a successor trustee. (SECTION 8.1)

    The Indenture also contains provisions permitting Holdings and the Trustee, with the consent of the holders of not less than a majority in principal amount of all Junior Subordinated Debt Securities then outstanding and affected (treated as one class) (and, in the case of any series of Junior Subordinated Debt Securities held as trust assets of an RJR Nabisco Holdings Capital Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of holders of the Preferred Securities and the Common Securities of such RJR Nabisco Holdings Capital Trust as may be required under the Declaration of Trust of such RJR Nabisco Holdings Capital Trust), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Junior Subordinated Debt Securities of each series so affected; provided that Holdings and the Trustee may not, without the consent of the holder of each outstanding Security affected thereby, (a) extend the stated maturity of the principal of any Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon (except that a declaration of a valid Extension Period by Holdings shall not constitute an extension of time of payment of interest for this purpose), or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or any interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to the Junior Subordinated Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Security when due or (b) reduce the aforesaid percentage in principal amount of Junior Subordinated Debt Securities of any series, the consent of the holders of which is required for any such modification. (SECTION 8.2)

CONCERNING THE INDENTURE TRUSTEE

    Holdings and its subsidiaries maintain ordinary banking relationships with The Bank of New York and its affiliates and a number of other banks. The Bank of New York also acts as trustee under the indenture relating to debt securities of RJR Nabisco, Inc.

BOOK-ENTRY AND SETTLEMENT

    If any Junior Subordinated Debt Securities are distributed to holders of Preferred Securities, such Junior Subordinated Debt Securities will be issued in fully registered form. In such event, investors may elect to hold their Junior Subordinated Debt Securities directly or, subject to the rules and procedures of a Depositary Institution, hold interests in a global certificate registered in the name of a Depositary Institution or its nominee.

    The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities represented by a global certificate will be described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

    Holdings may sell Junior Subordinated Debt Securities and the RJR Nabisco Holdings Capital Trusts may sell Preferred Securities to one or more underwriters for public offering and sale by them or may sell Junior Subordinated Debt Securities or Preferred Securities to investors or other persons directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. Holdings, or the applicable RJR Nabisco Holdings Capital Trust also may, from time to time, authorize firms acting as Holdings' or such Trust's agents to offer and sell the Junior Subordinated Debt Securities or Preferred Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Holdings or the applicable RJR Nabisco Holdings Capital Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by Holdings or the RJR Nabisco Holdings Capital Trusts to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Holdings and the applicable RJR Nabisco Holdings Capital Trust, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Holdings and the RJR Nabisco Holdings Capital Trusts in the ordinary course of business.

    If so indicated in an applicable Prospectus Supplement, Holdings or the applicable RJR Nabisco Holdings Capital Trust will authorize dealers acting as Holdings' or such Trust's agents to solicit offers by certain institutions to purchase Offered Securities from Holdings or the applicable RJR Nabisco Holdings

Capital Trust, as the case may be, at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each contract will be for an amount specified in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Holdings. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, Holdings or the applicable RJR Nabisco Holdings Capital Trust, as the case may be, shall have sold to such underwriters such amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

                                 LEGAL MATTERS

    Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Junior Subordinated Debt Securities and the Preferred Securities Guarantees offered hereby will be passed upon for Holdings by H. Colin McBride, Esq., Senior Vice President, Associate General Counsel and Secretary of Holdings. Unless otherwise indicated in the applicable Prospectus Supplement, certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the RJR Nabisco Holdings Capital Trusts and Holdings by Morris, Nichols, Arsht & Tunnell, special Delaware counsel for the RJR Nabisco Holdings Capital Trusts and Holdings. As of July 31, 1998, H. Colin McBride beneficially owned shares and options to purchase shares totaling less than 0.1% of the number of outstanding shares of Holdings' Common Stock.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference from Holdings' Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 ERISA MATTERS

    Holdings and certain affiliates of Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the securities offered hereby are acquired by a pension or other employee benefit plan with respect to which Holdings or any of its affiliates is a service provider, unless such securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the securities offered hereby should consult with its legal counsel.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS, THE TRUST OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS OR THE TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Risk Factors...................................         S-4
Recent Developments............................        S-10
Holdings.......................................        S-10
RJR Nabisco Holdings Capital Trust II..........        S-11
Selected Consolidated Financial Data...........        S-12
Capitalization of Holdings.....................        S-14
Use of Proceeds................................        S-15
Description of the Preferred Securities........        S-15
Certain Terms of the Junior Subordinated
  Debentures...................................        S-28
Certain Terms of the Guarantee.................        S-31
Certain Federal Income Tax Consequences........        S-31
Certain ERISA Considerations...................        S-36
Underwriting...................................        S-36
Validity of the Securities.....................        S-39


                         PROSPECTUS
Available Information..........................           3
Incorporation of Certain Documents by
  Reference....................................           3
Holdings.......................................           5
The RJR Nabisco Holdings Capital Trusts........           6
Use of Proceeds................................          10
Consolidated Ratios of Earnings to Fixed
  Charges and Earnings to Combined Fixed
  Charges and Preferred Stock Dividends........          10
Description of the Preferred Securities........          10
Description of the Preferred Securities
  Guarantees...................................          11
Description of the Junior Subordinated Debt
  Securities...................................          14
Plan of Distribution...........................          21
Legal Matters..................................          22
Experts........................................          22
ERISA Matters..................................          22

                                   12,000,000
                              PREFERRED SECURITIES

                              RJR NABISCO HOLDINGS
                                CAPITAL TRUST II

                                % TRUST ORIGINATED
                            PREFERRED SECURITIES-SM-
                                 ("TOPRS-SM-")
                            (LIQUIDATION AMOUNT $25
                            PER PREFERRED SECURITY)

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                           RJR NABISCO HOLDINGS CORP.

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ----------------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                              SALOMON SMITH BARNEY

                             ABN AMRO INCORPORATED
                                 BT ALEX. BROWN
                            BEAR, STEARNS & CO. INC.
                                CIBC OPPENHEIMER
                                CHASE SECURITIES
                           CREDIT SUISSE FIRST BOSTON
                           A. G. EDWARDS & SONS, INC.

                               SEPTEMBER   , 1998

-SM-"Trust Originated Preferred Securities" and
"TOPrS" are service marks of Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------